Exhibit 1

                        AGREEMENT AND PLAN OF MERGER

                                   among

                         BELL ATLANTIC CORPORATION
                       (D/B/A VERIZON COMMUNICATIONS)

                          VERIZON VENTURES I INC.

                          VERIZON VENTURES II INC.

                                    and

                   NORTHPOINT COMMUNICATIONS GROUP, INC.


                         Dated as of August 7, 2000





                             TABLE OF CONTENTS

                                                                  Page
                                                                  ----
                                 ARTICLE I

                         THE TRANSACTIONS; CLOSING

Section 1.1   The Asset Contribution..................................2
Section 1.2   The Merger..............................................9
Section 1.3   Closing................................................10
Section 1.4   Effective Time of the Merger...........................11
Section 1.5   Effects of the Merger..................................11
Section 1.6   Subsequent Actions.....................................11
Section 1.7   Certificate of Incorporation; By-laws; Directors
               and Officers of the Surviving Corporation.............12

                                 ARTICLE II

          EFFECT ON THE STOCK OF NORTHPOINT AND MERGER SUBSIDIARY

Section 2.1   Conversion of Securities...............................12
Section 2.2   Conversion of Shares...................................12
Section 2.3   Exchange Procedures....................................14
Section 2.4   Transfer Books.........................................17
Section 2.5   Transfer Taxes; Withholding............................17
Section 2.6   Dissenting Shares......................................18
Section 2.7   Options to Purchase NorthPoint Common Stock............18
Section 2.8   Restricted Stock.......................................19
Section 2.9   Certain Adjustments....................................20

                                ARTICLE III

                         CERTAIN ADDITIONAL MATTERS

Section 3.1   Certificate of Incorporation and By-laws of Parent.....20
Section 3.2   Corporate Headquarters.................................20
Section 3.3   Corporate Identity.....................................20


                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF NORTHPOINT

Section 4.1   Organization and Qualification; Subsidiaries...........21
Section 4.2   Certificate of Incorporation and By-laws...............21
Section 4.3   Capitalization.........................................21
Section 4.4   Authority Relative to this Agreement...................22
Section 4.5   No Conflict; Required Filings and Consents.............23
Section 4.6   SEC Filings; Financial Statements......................24
Section 4.7   Absence of Certain Changes or Events...................25
Section 4.8   Litigation.............................................25
Section 4.9   Permits; No Violation of Law...........................25
Section 4.10  Proxy Statement........................................26
Section 4.11  Employee Matters; ERISA................................27
Section 4.12  Labor Matters..........................................28
Section 4.13  Environmental Matters..................................29
Section 4.14  Tax Matters............................................29
Section 4.15  Intellectual Property..................................31
Section 4.16  Insurance..............................................32
Section 4.17  Certain Contracts......................................32
Section 4.18  Board Action; Vote Required; Applicability of
                Section 203..........................................33
Section 4.19  Opinions of Financial Advisors.........................34
Section 4.20  Brokers................................................34

                                 ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF VERIZON

Section 5.1   Organization and Qualification; Subsidiaries...........34
Section 5.2   Authority Relative to this Agreement...................35
Section 5.3   No Conflict; Required Filings and Consents.............35
Section 5.4   Litigation.............................................36
Section 5.5   Permits; No Violation of Law...........................36
Section 5.6   Proxy Statement........................................37
Section 5.7   Labor Matters..........................................38
Section 5.8   Environmental Matters..................................38
Section 5.9   Assets.................................................39
Section 5.10  Certain Contracts......................................40
Section 5.11  Intellectual Property..................................40
Section 5.12  Brokers................................................41
Section 5.13  Tax Matters............................................41
Section 5.14  Insurance..............................................42
Section 5.15  No Business Activities.................................42

                                 ARTICLE VI

                          COVENANTS AND AGREEMENTS

Section 6.1   Conduct of Business of NorthPoint Pending the
                Effective Time.......................................42
Section 6.2   Conduct of the Verizon DSL Business Pending the
                Effective Time.......................................46
Section 6.3   No Solicitation........................................47
Section 6.4   Regulatory Compliance Costs............................48
Section 6.5   Real Estate Matters....................................49
Section 6.6   Facilities Related Payments............................51
Section 6.7   Systems Assets.........................................53
Section 6.8   Future Contracts.......................................54
Section 6.9   Master Services Agreement..............................54
Section 6.10  Vendor Contracts.......................................54

                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

Section 7.1   Proxy Statement and Registration Statement.............54
Section 7.2   NorthPoint Stockholder Meeting.........................55
Section 7.3   Additional Agreements..................................57
Section 7.4   Access to Information..................................58
Section 7.5   Public Announcements...................................59
Section 7.6   Indemnification; Maintenance of NorthPoint's
                Indemnification, Directors' and Officers' Insurance..60
Section 7.7   Stock Market Listing...................................60
Section 7.8   Post-Merger Parent Board of Directors..................61
Section 7.9   No Shelf Registration..................................61
Section 7.10  Affiliates.............................................61
Section 7.11  Blue Sky...............................................62
Section 7.12  Tax-Free Reorganization................................62
Section 7.13  Employment and Employee Benefits Matters...............62
Section 7.14  Indemnification by Verizon.............................63
Section 7.15  Preemptive Right.......................................65
Section 7.16  Further Assurances.....................................65

                                ARTICLE VIII

            CONDITIONS TO THE ASSET CONTRIBUTION AND THE MERGER

Section 8.1   Conditions to Each Party's Obligation to Effect
                the Merger...........................................65
Section 8.2   Additional Conditions to Obligations of NorthPoint.....67
Section 8.3   Additional Conditions to Obligations of Verizon........68

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

Section 9.1   Termination............................................70
Section 9.2   Effect of Termination..................................71
Section 9.3   Amendment..............................................73
Section 9.4   Waiver.................................................73

                                 ARTICLE X

                             GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations, Warranties and
                Agreements...........................................73
Section 10.2  Notices................................................74
Section 10.3  Expenses...............................................75
Section 10.4  Certain Definitions....................................75
Section 10.5  Headings...............................................79
Section 10.6  Severability...........................................79
Section 10.7  Entire Agreement; No Third-Party Beneficiaries.........80
Section 10.8  Assignment.............................................80
Section 10.9  Governing Law..........................................80
Section 10.10 Counterparts...........................................80
Section 10.11 Interpretation.........................................80


                                  EXHIBITS

Exhibit A - Form of Voting and Lock-Up Agreement
Exhibit B - Certificate of Incorporation of Parent
Exhibit C - By-laws of Parent
Exhibit D - NorthPoint Rule 145 Affiliate Agreement
Exhibit E - NorthPoint Officer's Certificate
Exhibit F - Parent Officer's Certificate
Exhibit G - Verizon Officer's Certificate
Exhibit H - Form of Master Services Agreement
Exhibit I - Form of Employee Matters Agreement



                           INDEX OF DEFINED TERMS

1933 Act...........................................................75
2000 Target Amount..................................................9
Affiliate..........................................................75
Agreement...........................................................1
Alternative Transaction............................................76
Asset Contribution..................................................1
Assumed Verizon Contracts...........................................3
Capitalized Co-Location Fees.......................................51
Cash Amount.........................................................2
Cash Consideration Amount..........................................13
Closing............................................................10
Closing Date.......................................................10
Closing Market Value...............................................19
Code................................................................1
commercially reasonable efforts....................................76
Compliance Expenses................................................48
Computer Software..................................................31
Consents...........................................................66
control............................................................76
Debt Financing......................................................1
DGCL................................................................2
Dispute............................................................51
Dispute Representative.............................................52
Dissenting Shares..................................................18
DSL.................................................................1
Effective Time.....................................................11
Employee Matters Agreement..........................................5
Environmental Law..................................................76
Equity Right.......................................................77
ERISA..............................................................27
Excess Parent Shares...............................................16
Exchange Act.......................................................75
Exchange Agent.....................................................14
Exchange Fund......................................................14
Excluded Verizon Assets.............................................3
Facilities Assets..................................................51
Facilities Assets Amounts..........................................53
Facilities Related Payments........................................51
FCC................................................................25
GAAP................................................................1
Governmental Approvals.............................................25
Governmental Entity................................................24
Hazardous Substance................................................77
HSR Act............................................................77
Intellectual Property Agreement....................................10
IT.................................................................51
knowledge..........................................................77
Lease Rejection Notice.............................................50
Legal Requirements.................................................26
Liens..............................................................22
Material Adverse Effect............................................77
Material Investment................................................78
Merger..............................................................1
Merger Consideration...............................................13
Merger Subsidiary...................................................1
Merger Subsidiary Common Stock.....................................13
Mirror Equity Right.................................................6
Mirror Share Number.................................................6
Mirror Shares.......................................................6
Nasdaq..............................................................9
Non-represented DSL Employees......................................46
Nondisclosure Agreement............................................47
NorthPoint..........................................................1
NorthPoint Acquisition Agreement...................................56
NorthPoint Common Stock............................................13
NorthPoint Contracts...............................................32
NorthPoint Disclosure Schedule.....................................20
NorthPoint Equity Right............................................78
NorthPoint ERISA Affiliate.........................................27
NorthPoint Filed SEC Reports.......................................24
NorthPoint Indemnified Parties.....................................63
NorthPoint Intellectual Property...................................31
NorthPoint Plan....................................................28
NorthPoint Preferred Stock.........................................13
NorthPoint SEC Reports.............................................24
NorthPoint Shortfall Amount.........................................9
NorthPoint Stockholder Approval....................................22
NorthPoint Stockholders' Meeting...................................55
NorthPoint Subsequent Determination................................56
NorthPoint Superior Proposal.......................................78
NorthPoint's Line of Business......................................78
Old Certificate....................................................14
Option Ratio.......................................................19
OSS................................................................53
Parent..............................................................1
Parent Common Stock................................................13
Parent Shares Trust................................................16
Parties............................................................78
Party Representatives..............................................59
Permits............................................................26
Person.............................................................79
Pre-Surrender Dividends............................................15
Preferred Financing.................................................1
Proxy Statement....................................................27
Registration Statement.............................................26
Regulatory Compliance Plan.........................................48
Relocated Employees................................................50
Repurchased Shares..................................................6
Requisite Regulatory Approvals.....................................66
Rule 145 Affiliates................................................79
SEC................................................................24
Shared Facilities..................................................50
Sharing Parties....................................................49
Subsidiary.........................................................79
Surviving Corporation...............................................9
Surviving Corporation Common Stock.................................13
Tax Return.........................................................31
Taxes..............................................................31
Termination Date...................................................70
Third Party........................................................76
Third Party Claim..................................................63
Transferred Employee...............................................79
Verizon.............................................................1
Verizon Asset Inventory.............................................8
Verizon Central Offices.............................................2
Verizon Disclosure Schedule........................................34
Verizon DSL Assets..................................................2
Verizon DSL Business...............................................79
Verizon DSL Employees..............................................79
Verizon Intellectual Property......................................40
Verizon Network Equipment Asset Value...............................8
Verizon Network Equipment Assets....................................2
Verizon Ownership Percentage........................................6
Verizon Shares......................................................6
Verizon Termination Fee............................................72



                        AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2000 (this "Agreement"), by and among Bell Atlantic Corporation (d/b/a Verizon Communications), a Delaware corporation ("Verizon"), Verizon Ventures I Inc., a Delaware corporation ("Parent"), Verizon Ventures II Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and NorthPoint Communications Group, Inc., a Delaware corporation ("NorthPoint").

            WHEREAS, the Boards of Directors of Verizon and NorthPoint have determined that it is in the best interests of their respective stockholders to combine their respective digital subscriber line ("DSL") operations in a business combination transaction in which (i) Verizon will contribute, or will cause to be contributed, to Parent (A) the Cash Amount (as defined below), of which $350 million will be used to fund the Merger Consideration (as defined below), and (B) certain of the assets used by Verizon in connection with its wholesale DSL operations, in exchange for shares of common stock of Parent (the "Asset Contribution") and (ii) Merger Subsidiary will be merged with and into NorthPoint, with NorthPoint surviving as a wholly owned subsidiary of Parent as provided in this Agreement (the "Merger");

            WHEREAS, concurrently with entering into this Agreement, Verizon is entering into (i) a commitment letter relating to a $200 million senior secured debt facility (the "Debt Financing") and (ii) a securities purchase agreement relating to the purchase by Verizon of $150 million of 9% Convertible Preferred Stock of NorthPoint (the "Preferred Financing");

            WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Asset Contribution and the Merger each will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Merger will qualify as a transaction described in Section 368(a) of the Code;

            WHEREAS, for financial accounting purposes, it is intended that the transactions contemplated by this Agreement will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles ("GAAP"); and

            WHEREAS, concurrently with the execution of this Agreement, Parent and certain stockholders of NorthPoint (including certain NorthPoint officers and directors) are entering into a Voting and Lock-Up Agreement in the form attached as Exhibit A hereto.

            NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                 ARTICLE I

                         THE TRANSACTIONS; CLOSING

            Section 1.1 The Asset Contribution.

            (a) Effective as of the Closing (as defined in Section 1.3 hereof), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") Verizon shall, or shall cause one or more of its Subsidiaries to,
(A) contribute to Parent cash in an amount equal to $800 million less (i) the aggregate principal amount of the Debt Financing and the Preferred Financing outstanding as of the Closing Date (as defined below) and (ii) any accrued and unpaid interest and dividends thereon through such date, and subject to adjustment pursuant to Sections 1.1(g) and 1.1(h) hereof (the "Cash Amount"), and (B) sell, convey, assign, transfer and deliver to Parent all of the right, title and interest of Verizon and its Subsidiaries in and to all of the business, assets, properties, rights and interests (of whatever kind and nature, real or personal, tangible or intangible), other than the Excluded Verizon Assets (as defined below), that are owned, held or used by Verizon and/or any of its Subsidiaries on the Closing Date (as defined below) and relate exclusively to or are used exclusively by Verizon or its Subsidiaries in connection with, the Verizon DSL Business (collectively, the "Verizon DSL Assets"). Subject to Section 1.1(b) hereof, it is agreed and understood that the Verizon DSL Assets shall include the following:

                  (i) Verizon Network Equipment Assets. The network equipment assets used exclusively by the Verizon DSL Business and identified by category in Section 1.1(a)(i) of the Verizon Disclosure Schedule (the "Verizon Network Equipment Assets"), which assets are generally located at the central offices listed in Section 1.1(a)(i) of the Verizon Disclosure Schedule (the "Verizon Central Offices");

                  (ii) Permits. To the extent assignable, all material consents, permits, licenses, orders, registrations, franchises, certificates, approvals or other similar rights from any federal, state or local regulatory agencies related exclusively to the Verizon DSL Business;

                  (iii) Contracts. Except as the parties may otherwise agree, the contracts, leases, indentures, agreements, commitments and all other legally binding agreements (including without limitation real estate, capital and operating leases) either described by category or identified in
Section 1.1(a)(iii) of the Verizon Disclosure Schedule (the "Assumed Verizon Contracts");

                  (iv) Books and Records. Subject to any applicable legal restrictions, all books, records and files related exclusively to the Verizon DSL Business, including customer and supplier lists, sales and other records, promotional material, operating manuals and guidelines, equipment maintenance and warranty information, software manuals and documentation, files, documents, papers, data stored in electronic, optical or magnetic form, agreements, books of account, contracts, specifications and all correspondence with any customers, suppliers, employees or governmental entities or agencies related exclusively to the Verizon DSL Business and personnel records related to the Verizon DSL Employees;

                  (v) Certain Indebtedness. All of Verizon's rights with respect to any amounts outstanding under the Debt Financing at the Effective Time, including any accrued and unpaid interest thereon; and

                  (vi) Intellectual Property. (A) The intellectual property used by Verizon and its Subsidiaries exclusively in connection with the Verizon DSL Business and identified in Section 1.1(a)(vi) of the Verizon Disclosure Schedule and (B) any additional intellectual property developed after the date hereof and prior to the Effective Time which is used by Verizon and its Subsidiaries exclusively in connection with the Verizon DSL Business, all of which shall be listed in a closing schedule to be delivered by Verizon to NorthPoint at the Effective Time.

            (b) Notwithstanding anything herein to the contrary, from and after the Closing, Verizon and each of its Subsidiaries shall retain all their respective right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Parent hereunder, and the Verizon DSL Assets shall not include, the following (collectively, the "Excluded Verizon Assets"):

                  (i) any property or assets of Verizon or its Subsidiaries which are (A) used in the general administration of Verizon's or its Subsidiaries' businesses or (B) not used exclusively for the benefit of the Verizon DSL Business or its activities;

                  (ii) all rights of Verizon or its Subsidiaries under this Agreement or any other agreements, instruments and certificates delivered in connection with this Agreement;

                  (iii) copies of all records prepared by Verizon and/or any of its Subsidiaries and counsel and advisors thereto in connection with the sale of the Verizon DSL Assets contemplated hereby;

                  (iv) all rights, claims, demands and judgments to the extent relating to, arising out of or used in connection with the Excluded Verizon Assets;

                  (v) all rights to claims for refunds of income taxes relating to the Verizon DSL Business for any taxable period ending on or before the Closing Date or the portion ending on the Closing Date of any taxable period that includes (but does not end on) such date;

                  (vi) all accounts receivable, notes receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person, in each case arising out of the conduct of the Verizon DSL Business prior to the Effective Time, and, except as provided in the Employee Matters Agreement, all cash and cash equivalents of the Verizon DSL Business as of the Effective Time; and

                  (vii) any and all rights and licenses in third party intellectual property which are not used in connection with the Verizon DSL Business or, if used in connection with the Verizon DSL Business, which cannot be conveyed or assigned to Parent by reason of: (A) the requested consent of such third party not having been obtained; (B) any requirement of payment of compensation or other consideration to any third party; or
(C) any adverse effect on Verizon and its Subsidiaries.

            (c) Notwithstanding anything herein to the contrary, Verizon shall not assign, and Parent shall not assume or undertake, any liabilities or obligations of Verizon, whether relating to the Verizon DSL Business or otherwise, except as expressly set forth in this Agreement. Parent shall assume the following obligations and liabilities:

                  (i) Contracts and Leases. All obligations and liabilities of Verizon and its Subsidiaries under the Assumed Verizon Contracts arising or to be performed after the Effective Time, including those under any real estate, operating or capital lease or arrangement identified as an Assumed Verizon Contract;

                  (ii) Operational Liabilities. All obligations and liabilities related to, arising from, or with respect to, the operation of the Verizon DSL Business from and after the Effective Time or any and all products or services sold (whether or not under warranty) by the Verizon DSL Business after the Effective Time, including obligations and liabilities for and with respect to (whether entered into before or after the Effective Time) outstanding commitments (in the form of accepted purchase orders or otherwise) to sell services, or outstanding quotations, proposals or bids with respect to the sale of services, any refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability, products liability and other claims;

                  (iii) Employee Liabilities. Subject to the provisions of the Employee Matters Agreement among Parent, NorthPoint and Verizon (the "Employee Matters Agreement"), all liabilities and obligations relating to the Verizon DSL Employees who will be employed by Parent, to the extent arising from and after the Effective Time; and

                  (iv) Tax Liabilities. All liabilities and obligations relating to federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all interest, penalties and additions thereto, to the extent related to the operation of the Verizon DSL Business from and after the Effective Time.

            (d) It is the intention of the Parties that the Asset Contribution shall not include any working capital items. The amount of (A) any current liabilities associated with the Verizon DSL Assets that cannot be excluded from the Verizon DSL Assets (such as an accrued and unpaid payment obligation under any Assumed Verizon Contract) and (B) any current assets associated with the Verizon DSL Assets that cannot be excluded from the Verizon DSL Assets (such as pre-paid expenses) shall be netted against each other and settled in cash between the Parties on the Closing Date or as promptly as practicable thereafter (it being understood and agreed that if clause (A) exceeds clause (B), Verizon shall pay Parent the difference between clause (A) and clause (B); and that if clause (B) exceeds clause
(A), Parent shall pay to Verizon the difference between (A) and (B)).

            (e) In consideration of the contribution of the Cash Amount, the contribution to Parent of the Verizon DSL Assets and the conversion of convertible preferred stock (and any securities of NorthPoint issued upon conversion thereof) held by Verizon pursuant to Section 2.2(a)(ii) hereof, Parent shall issue to Verizon at the Effective Time that number of fully paid and nonassessable shares of Parent Common Stock (the "Verizon Shares") such that Verizon's ownership interest in the issued and outstanding shares of Parent Common Stock immediately after giving effect to the Merger set forth in Section 1.2 hereof (the "Verizon Ownership Percentage") shall be equal to 55%, subject to upward adjustment as provided in Section 1.1(g)(iii) hereof. The Verizon Shares shall be validly issued, fully paid and nonassessable immediately upon issuance.

            (f) (i) In further consideration of the contribution of the Cash Amount, the contribution to Parent of the Verizon DSL Assets and the conversion of convertible preferred stock held by Verizon pursuant to
Section 2.2(a)(ii) hereof, from and after the Effective Time, immediately upon the exercise of any NorthPoint Equity Right outstanding immediately prior to the Effective Time (each a "Mirror Equity Right"), Parent shall issue to Verizon that number of shares of Parent Common Stock (the "Mirror Shares") equal to (A) the Mirror Share Number (as defined below) multiplied by (B) the difference (if positive) obtained by subtracting (x) the number of shares of Parent Common Stock, if any, repurchased in the open market (the "Repurchased Shares") on the date of issuance of shares pursuant to the Mirror Equity Right with the proceeds received by NorthPoint upon exercise of such Mirror Equity Right from (y) the number of shares of Parent Common Stock issued on such date in respect of such Mirror Equity Right; provided, however, that if at any time Parent shall fail to issue to Verizon the appropriate number of Mirror Shares on the date of issuance of shares pursuant to any Mirror Equity Right, then the number of Repurchased Shares shall thereafter be deemed to be zero for all future issuances of shares of Parent Common Stock upon the exercise of any Mirror Equity Right. The Mirror Shares and the Verizon Shares are being issued to Verizon in consideration of the aforementioned transactions and shall be validly issued, fully paid and nonassessable immediately upon issuance.

                  (ii) For purposes of this Agreement, the "Mirror Share Number" shall be equal to (A) the percentage of the issued and outstanding shares of Parent Common Stock owned by Verizon immediately following the Effective Time after giving effect to any adjustments to reflect the NorthPoint Shortfall Amount (as defined in Section 1.1(g) hereof), if any, divided by (B) the percentage of the issued and outstanding shares of Parent Common Stock owned by all stockholders of Parent other than Verizon immediately following the Effective Time after giving effect to any adjustments to reflect the NorthPoint Shortfall Amount, if any.

                  (iii) For a period of two years after the date hereof, upon the exercise of any Mirror Equity Right, Parent shall provide Verizon with a report setting forth in reasonable detail the number of shares of Parent Common Stock issued upon each exercise of a Mirror Equity Right, the proceeds received by Parent upon such exercise, the number of Repurchased Shares (if any) in respect of that Mirror Equity Right, the price paid for the Repurchased Shares and the number of Mirror Shares issued to Verizon. The Mirror Shares shall be issued to Verizon automatically, without any further action on the part of Verizon and without payment of any further consideration.

                  (iv) The number or type of Mirror Shares shall be adjusted if and whenever Parent shall (A) subdivide or combine its securities, (B) declare a stock dividend or (C) effect a reorganization, reclassification, recapitalization, consolidation or merger, in the same manner and in accordance with the same terms as the number or type of shares issuable upon exercise of the Mirror Equity Right shall be adjusted pursuant to the terms of the Mirror Equity Right. Parent will not enter into a transaction or agreement for the acquisition of a majority of the capital stock or voting power of Parent by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or purchase of stock) unless the person or entity resulting from such reorganization, merger or consolidation or the person or entity purchasing such capital stock or voting power shall expressly assume the due and punctual performance and observance of Parent's obligation to issue the Mirror Shares pursuant to this Section 1.1(f) and agrees not to treat Verizon less favorably than any holders of an Equity Right, by supplemental agreement satisfactory in form and substance to Verizon and executed and delivered to Verizon.

                  (v) Parent shall issue the Mirror Shares only as whole shares of Parent Common Stock in certificated form to Verizon. To the extent that Verizon is entitled to receive a fractional share upon exercise of a Mirror Equity Right, Parent shall add such fractional share to any future issuances of Mirror Shares.

                  (vi) Parent shall not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed by Parent with respect to Verizon's right to receive the Mirror Shares, but will at all times in good faith assist in carrying out all of the provisions of such right and in taking of all such action as may be necessary or appropriate in order to protect Verizon's right to receive the Mirror Shares against dilution or other impairment.

                  (vii) Each of the Parties hereto agrees that in the event of any breach or default or threatened breach or threatened default by Parent of any covenant, agreement, obligation or other provision relating to Verizon's right to receive the Mirror Shares, monetary damages are not adequate remedies to compensate Verizon, and Verizon shall be entitled (in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance of such right, and (B) an injunction restraining such breach or threatened breach, without, in either case, the posting of any bond and, to the extent permissible by applicable law, each Party waives any objection to the imposition of such relief.

            (g) (i) On or prior to December 31, 2000, an inventory of the used and useful Verizon Network Equipment Assets shall be conducted by an independent appraiser selected by Verizon and such inventory shall be brought down by such appraiser to a date that is not more than five business days prior to the earlier of the Closing and December 31, 2000 (the "Verizon Asset Inventory"). Verizon shall bear the cost of conducting the Verizon Asset Inventory. The gross book value (including any capitalized labor and other costs associated with the installation, provisioning, modification and upgrading of equipment) of the Verizon Network Equipment Assets reflected in the Verizon Asset Inventory as of the date thereof is herein referred to as the "Verizon Network Equipment Asset Value." The term "Verizon Network Equipment Asset Value" does not include Capitalized Co-Location Fees (as defined in Section 6.6 hereof).

                  (ii) If the Closing occurs on or after December 31, 2000, to the extent that the Verizon Network Equipment Asset Value is less than $513.5 million, the Cash Amount shall be increased by the amount of such difference. If the Closing occurs before December 31, 2000, to the extent that the Verizon Network Equipment Asset Value is less than (x) $513.5 million minus (y) $277 million divided by 365 and multiplied by the number of days remaining in the year 2000 after the Closing, the Cash Amount shall be increased by the amount of such difference.

                  (iii) The number of shares of Parent Common Stock to be issued to Verizon pursuant to Section 1.1(e) hereof shall be increased in an amount equal to the NorthPoint Shortfall Amount (as defined below) divided by the average of the closing prices of NorthPoint Common Stock on the Nasdaq National Market ("Nasdaq") (as reported in The Wall Street Journal) on the 30 trading days immediately prior to the Closing Date and all references in this Agreement to the Verizon Ownership Percentage as of the Effective Time shall be adjusted to be references to a percentage equal to such increased number of shares divided by the issued and outstanding shares of Parent Common Stock immediately after giving effect to the Merger. If the Closing occurs on or after December 31, 2000, if and to the extent that the audited consolidated balance sheet of NorthPoint as of December 31, 2000 reflects gross property, plant and equipment of less than $513.5 million, the "NorthPoint Shortfall Amount" shall be equal to the difference obtained by subtracting NorthPoint's gross property, plant and equipment from $513.5 million. If the Closing occurs prior to December 31, 2000, if and to the extent that the audited consolidated balance sheet of NorthPoint as of the Closing Date reflects gross property, plant and equipment of less than (x) $513.5 million minus (y) $270 million divided by 365 and multiplied by the number of days remaining in the year 2000 after the Closing (the "2000 Target Amount"), the "NorthPoint Shortfall Amount" shall be equal to the difference between the gross property, plant and equipment of NorthPoint as of the Closing Date and the 2000 Target Amount.

                  (iv) In the event that it is impossible to determine the NorthPoint Shortfall Amount at the Closing Date because of the unavailability of an audited balance sheet as contemplated by this Section 1.1.(g), the adjustments referred to herein shall be made as soon as practicable after the Closing Date and shall be retroactive in all respects to the Effective Time.

            (h) The Cash Amount shall be further adjusted with respect to Regulatory Compliance Costs in accordance with Section 6.4 hereof.

            Section 1.2 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Subsidiary shall merge with and into NorthPoint. NorthPoint shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall thereupon become a direct, wholly owned subsidiary of Parent.

            Section 1.3 Closing.

            (a) The closing (the "Closing") of the Asset Contribution and the Merger shall take place no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII unless another time or date is agreed to by the parties hereto (the date of the Closing being referred to as the "Closing Date"). The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another place is agreed to by the Parties.

            (b)   At the Closing:

                  (i) Verizon shall deliver or cause to be delivered to Parent (unless previously delivered), such appropriately executed bills of sale for the Verizon DSL Assets, instruments of assignment and assumption with respect to the Assumed Verizon Contracts and such other documents of title, assignments, instruments of sale, conveyance or transfer or other documents and certificates as may be reasonably requested by any Party prior to the Closing with respect to the Verizon DSL Business or the Assumed Verizon Contracts; and

                  (ii) Parent shall deliver to Verizon stock certificates representing the Verizon Shares and such appropriately executed bills of sale for the Verizon DSL Assets, instruments of assignment and assumption with respect to the Assumed Verizon Contracts and such other documents of title, assignments, instruments of sale, conveyance or transfer or other documents and certificates as may be reasonably requested by NorthPoint prior to the Closing with respect to the Verizon DSL Business or the Assumed Verizon Contracts.

                  (iii) In consideration of the agreements contained in this Agreement and for other good and valuable consideration, Verizon shall deliver an executed intellectual property agreement (the "Intellectual Property Agreement") which grants to Parent, for so long as Parent is a majority-owned subsidiary of Verizon, a non- exclusive license to use all intellectual property owned by Verizon and its Subsidiaries which is used in connection with (but not exclusively in connection with) the Verizon DSL Business as of the Closing Date, including the intellectual property described in Section 1.3(b)(iii) of the Verizon Disclosure Schedule; provided that such license shall be limited to the use or uses to which Verizon employs such intellectual property at the Effective Time in connection with the Verizon DSL Business.

            Section 1.4 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger duly completed and executed in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to effect the Merger. The Merger shall become effective at the actual time of the filing of such certificate of merger, or at such other later time as is specified in the certificate of merger and agreed to by the parties hereto (the time at which the Merger has become fully effective being hereinafter referred to as the "Effective Time").

            Section 1.5 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of NorthPoint and Merger Subsidiary shall continue with, or vest in, as the case may be, NorthPoint as the Surviving Corporation, and all debts, liabilities and duties of NorthPoint and Merger Subsidiary shall continue to be, or become, as the case may be, the debts, liabilities and duties of NorthPoint as the Surviving Corporation.

            Section 1.6 Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation or Parent, as the case may be, its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets to be acquired by the Surviving Corporation or Parent as a result of, or in connection with, the Asset Contribution or the Merger or to otherwise to carry out this Agreement, the officers of Verizon and the officers and directors of each of Parent and the Surviving Corporation shall be directed and authorized to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets or otherwise to carry out this Agreement.

            Section 1.7 Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed to by NorthPoint and Verizon before the Effective Time, at the Effective Time:

            (a) The Certificate of Incorporation and the By-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation.

            (b) The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

            (c) The officers of NorthPoint immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their resignation or removal.


                                 ARTICLE II

          EFFECT ON THE STOCK OF NORTHPOINT AND MERGER SUBSIDIARY

            Section 2.1 Conversion of Securities. The manner and basis of converting the shares of common stock of NorthPoint and of Merger
Subsidiary at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth in this Article II.

            Section 2.2 Conversion of Shares.

            (a) Cancellation of Treasury Shares and Convertible Preferred Shares Held by Verizon. (i) At the Effective Time, each share of NorthPoint Common Stock held in the treasury of NorthPoint or beneficially owned by NorthPoint immediately prior to the Effective Time shall be cancelled and retired and no shares of stock or other securities of Parent or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

                  (ii) At the Effective Time, each share of 9% Convertible PIK Preferred Stock of NorthPoint (the "NorthPoint Preferred Stock") held by Verizon immediately prior to the Effective Time shall cease to exist and shall be converted into shares of Parent Common Stock in accordance with
Section 1.1(e) hereof.

            (b) Conversion of Common Stock of Merger Subsidiary into Common Stock of the Surviving Corporation. As of the Effective Time, each share of common stock, par value $0.01, of Merger Subsidiary (the "Merger Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action of any holder thereof, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"). Immediately after the Effective Time and upon surrender by Parent of the certificate representing the shares of Merger Subsidiary Common Stock, NorthPoint as the Surviving Corporation shall deliver to Parent an appropriate certificate or certificates representing the Surviving Corporation Common Stock created by conversion of the Merger Subsidiary Common Stock owned by Parent.

            (c) Conversion of NorthPoint Common Stock. Subject to Sections 2.3(g) and 2.6 hereof, each share of common stock, par value $0.001, of NorthPoint ("NorthPoint Common Stock") issued and outstanding immediately before the Effective Time (excluding those cancelled or converted pursuant to Section 2.2(a) hereof) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") and the right to receive an amount in cash (the "Cash Consideration Amount") equal to (i) $350 million divided by (ii) the number of issued and outstanding shares of NorthPoint Common Stock immediately prior to the Effective Time plus the number of shares of NorthPoint Common Stock subject to warrants and convertible securities outstanding (excluding stock options issued pursuant to any NorthPoint Plan and excluding NorthPoint's Preferred Stock) immediately prior to the Effective Time (collectively, the "Merger Consideration").

            (d) Cancellation of NorthPoint Common Stock. As of the Effective Time, all shares of NorthPoint Common Stock converted pursuant to
Section 2.2(c) hereof shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, an "Old Certificate") representing any such shares of NorthPoint Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, in accordance with Section 2.2(c) hereof, certain dividends or other distributions in accordance with Section 2.3(f) hereof and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(g) hereof, without interest.

            Section 2.3 Exchange Procedures.

            (a) Subject to the terms and conditions hereof, at or prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") to effect the payment of the Merger Consideration in accordance with the provisions of this Article II.

            (b) As soon as practicable following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent a sufficient amount of cash and certificates representing Parent Common Stock for exchange for Old Certificates in accordance with the provisions of
Section 2.2(c) hereof, including any Excess Parent Shares to be used to pay cash in lieu of fractional shares of Parent Common Stock (such cash and certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund").

            (c) Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of an Old Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Old Certificate shall pass, only upon proper delivery of such Old Certificate to the Exchange Agent and which shall be in the form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration (or cash in lieu of fractional shares of Parent Common Stock).

            (d) Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Old Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of NorthPoint Common Stock formerly represented by such Old Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Old Certificate so surrendered shall be forthwith cancelled.

            (e) The Exchange Agent shall accept such Old Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Old Certificates on the Merger Consideration (or the cash pursuant to subsections (f) and (g) below) payable upon the surrender of the Certificates.

            (f) No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Parent Common Stock represented thereby ("Pre-Surrender Dividends") by reason of the conversion of shares of NorthPoint Common Stock pursuant to Section 2.2(c) hereof and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(g) hereof until such Old Certificate is surrendered in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Old Certificate, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock representing such securities are registered (i) at the time of such surrender or as promptly after the sale of the Excess Parent Shares as practicable, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(g) hereof and the proportionate amount of Pre-Surrender Dividends, and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

            (g) Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock will be issued and no dividend or other distribution, stock split or interest with respect to shares of Parent Common Stock shall relate to any fractional share of Parent Common Stock, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a holder of the shares of Parent Common Stock. In lieu of any such fractional security, each holder of Parent Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive in accordance with the provisions of this Section 2.3 from the Exchange Agent a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of Parent Common Stock which would otherwise be issued (the "Excess Parent Shares"). The sale of the Excess Parent Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of NorthPoint Common Stock, the Exchange Agent will, subject to Section 2.3(h) hereof, hold such proceeds in trust for the holders of shares of NorthPoint Common Stock (the "Parent Shares Trust"). NorthPoint shall pay all commissions, transfer taxes (other than those transfer taxes for which NorthPoint's stockholders are solely liable) and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Parent Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of NorthPoint Common Stock in lieu of any fractional Parent Common Stock interests, the Exchange Agent shall make available such amounts to such holders of shares of NorthPoint Common Stock without interest.

            (h) Any portion of the Merger Consideration in the Exchange Fund which remains undistributed to the holders of the Old Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of NorthPoint Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for (i) cash, (ii) shares of Parent Common Stock, (iii) any cash, to be paid, in lieu of any fractional shares of Parent Common Stock and (iv) any dividends or other distributions with respect to shares of Parent Common Stock to which such holders may be entitled.

            (i) None of Parent, Verizon, NorthPoint, Merger Subsidiary or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock or cash held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Old Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any cash, (ii) any shares of Parent Common Stock, (iii) any cash in lieu of fractional shares of Parent Common Stock or (iv) any dividends or distributions with respect to shares of Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such shares of Parent Common Stock, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

            (j) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. Nothing contained in this Section 2.3(j) shall relieve Parent or the Exchange Agent from making the payments required by this Article II to be made to the holders of shares of Common Stock.

            Section 2.4 Transfer Books. The stock transfer books of NorthPoint shall be closed at the Effective Time and no transfer of any shares of NorthPoint Common Stock will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of NorthPoint Common Stock that is not registered in the stock transfer records of NorthPoint at the Effective Time, the Merger Consideration into which such shares of NorthPoint Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.3(g) hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 2.3(f) hereof, if the Old Certificate therefor is surrendered as provided in Section 2.3 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax. The whole shares of Parent Common Stock to be delivered to such holder shall be delivered in book-entry form, unless such holder shall timely elect in writing to receive the certificates representing such shares.

            Section 2.5 Transfer Taxes; Withholding. If any certificate for a share of Parent Common Stock is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Old Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined herein) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Old Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the shares of Parent Common Stock (or cash in lieu of fractional shares of Parent Common Stock) otherwise payable pursuant to this Agreement to any holder of shares of NorthPoint Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NorthPoint Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

            Section 2.6 Dissenting Shares. Notwithstanding Section 2.2 hereof, shares of NorthPoint Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive from NorthPoint such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such holder's shares of NorthPoint Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.

            Section 2.7 Options to Purchase NorthPoint Common Stock. At the Effective Time, each option granted pursuant to a NorthPoint Plan by NorthPoint to purchase shares of NorthPoint Common Stock (including, without limitation, any option to purchase shares of NorthPoint Common Stock outstanding under any employee stock purchase plan maintained by NorthPoint which is intended to constitute an "employee stock purchase plan" (as defined in Section 423 of the Code)) which is outstanding and unexercised immediately prior to the Effective Time shall be converted into an option to purchase shares of Parent Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby). At the Effective Time, the NorthPoint Plans, and each outstanding option to purchase shares of NorthPoint Common Stock under the NorthPoint Plans, whether vested or unvested, will be assumed by Parent. Notwithstanding anything to the contrary, no cash shall be paid pursuant to
Section 2.2(c) hereof with respect to the options so assumed and converted pursuant to the following sentence. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the NorthPoint Plans and the applicable stock option agreement as in effect immediately prior to the Effective Time, except that:

      (i) the number of whole shares of Parent Common Stock for which the option will be exercisable immediately after the Effective Time shall be equal to the number of shares of NorthPoint Common Stock subject to such option immediately prior to the Effective Time multiplied by a fraction the numerator of which is the Cash Consideration Amount plus the Closing Market Value and the denominator of which is the Closing Market Value (such fraction, the "Option Ratio"), with the resulting number of shares of Parent Common Stock subject to the assumed option to be rounded down to the next whole number of shares of Parent Common Stock, and

      (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the original exercise price by the Option Ratio, with such adjusted per share exercise price to be rounded up to the next whole cent.

      (iii) "Closing Market Value" means the average of the last sale prices for a share of Parent Common Stock as quoted on the Nasdaq National Market (as reported in The Wall Street Journal) for the first five full trading days immediately following the Effective Time.

            The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code or which are options granted under an employee stock purchase plan (as defined in Section 423 of the Code).

            Section 2.8 Restricted Stock. At the Effective Time, any shares of NorthPoint Common Stock awarded pursuant to any plan, arrangement or transaction, and outstanding immediately prior to the Effective Time shall be converted into cash and shares of Parent Common Stock in accordance with
Section 2.2(c) hereof, subject to the same terms, conditions and restrictions as in effect immediately prior to the Effective Time, except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby.

            Section 2.9 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of NorthPoint Common Stock or of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Merger Consideration shall be adjusted accordingly to provide to the holders of NorthPoint Common Stock and NorthPoint Preferred Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.


                                ARTICLE III

                         CERTAIN ADDITIONAL MATTERS

            Section 3.1 Certificate of Incorporation and By-laws of Parent. Prior to the Effective Time and subject to and upon the terms and conditions of this Agreement, Verizon shall cause the Certificate of Incorporation and By-laws of Parent to be amended and restated to be in the form of Exhibit B and Exhibit C, respectively.

            Section 3.2 Corporate Headquarters. Immediately following the Effective Time, the headquarters of Parent shall be located at the current corporate headquarters of NorthPoint.

            Section 3.3 Corporate Identity. At the Effective Time, the corporate name of Parent shall be NorthPoint Communications Group, Inc.


                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF NORTHPOINT

            Except as set forth in the disclosure schedule delivered by NorthPoint to Verizon on the date hereof (the "NorthPoint Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), NorthPoint hereby represents and warrants to Verizon as follows:

            Section 4.1 Organization and Qualification; Subsidiaries. Each of NorthPoint and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of NorthPoint and its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect on NorthPoint.

            Section 4.2 Certificate of Incorporation and By-laws.
NorthPoint has heretofore furnished, or otherwise made available, to Verizon a complete and correct copy of the Certificate of Incorporation and the By-laws of NorthPoint, each as amended to the date hereof. Such Certificate of Incorporation and By-laws are in full force and effect. Neither NorthPoint nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or its By-laws.

            Section 4.3 Capitalization.

            (a) The authorized capital stock of NorthPoint consists of (i) 281,250,000 shares of common stock, par value $0.001 per share, of which, as of August 4, 2000, (A) 132,742,066 shares are outstanding, (B) 200,000 shares are held in the treasury of NorthPoint, (C) not more than 21,093,985 shares are issuable upon the exercise of options outstanding under the NorthPoint option plans, (D) 13,388,155 shares are reserved for issuance in connection with the NorthPoint Plans (as defined in Section 4.11(b) hereof), and (ii) 24,276,843 shares of preferred stock, par value $0.001 per share, 1,500,000 of which are designated as 9% Convertible Preferred Stock and none of which is currently outstanding or reserved for issuance. Except as permitted by Section 6.1 hereof and except in connection with the Preferred Financing, since June 20, 2000, no shares of NorthPoint Common Stock or NorthPoint preferred stock have been issued, except upon the exercise of options described in the immediately preceding sentence or as contemplated by this Agreement. Section 4.3(a) of the NorthPoint Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all NorthPoint Equity Rights, including the holders thereof, the number of shares of NorthPoint capital stock subject to each such NorthPoint Equity Right, the exercise or vesting schedule, the exercise price per share and the term of each such NorthPoint Equity Right. On the day immediately preceding the Closing Date, NorthPoint shall deliver to Parent an updated
Section 4.3(a) of the NorthPoint Disclosure Schedule, current as of the Closing Date. Except as set forth in Section 4.3(a) of the NorthPoint Disclosure Schedule, there are no NorthPoint Equity Rights outstanding as of the date hereof.

            (b) Except as set forth in Section 4.3(b) of the NorthPoint Disclosure Schedule, or, after the date hereof, as permitted by Section 6.1 hereof, there are no outstanding obligations of NorthPoint or any of NorthPoint's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of NorthPoint.

            (c) All of the issued and outstanding shares of NorthPoint Common Stock are validly issued, fully paid and nonassessable.

            (d) All of the outstanding capital stock of each of NorthPoint's Subsidiaries is owned directly or indirectly by NorthPoint and is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(d) of the NorthPoint Disclosure Schedule, all of the outstanding capital stock of each of NorthPoint's Subsidiaries is owned by NorthPoint free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances ("Liens"). Except as hereafter issued or entered into in accordance with Section 6.1 hereof, there are no Equity Rights to purchase or otherwise acquire from NorthPoint or any of NorthPoint's Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of any NorthPoint Subsidiary, whether or not presently issued or outstanding, or any of NorthPoint's direct or indirect interests in any Material Investment, and there are no outstanding obligations of NorthPoint or any of NorthPoint's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of NorthPoint's Subsidiaries or securities related to any investments.

            Section 4.4 Authority Relative to this Agreement. NorthPoint has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement by NorthPoint's stockholders required by the DGCL (the "NorthPoint Stockholder Approval"), to perform its obligations hereunder. The execution and delivery of this Agreement by NorthPoint, and the consummation by NorthPoint of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of NorthPoint, subject to obtaining the NorthPoint Stockholder Approval. This Agreement has been duly executed and delivered by NorthPoint and, assuming the due authorization, execution and delivery thereof by each of Verizon, Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of NorthPoint, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            Section 4.5 No Conflict; Required Filings and Consents.

            (a) Except as described in subsection (b) below or except as set forth in Section 4.5 of the NorthPoint Disclosure Schedule, the execution and delivery of this Agreement by NorthPoint do not, and the performance of this Agreement by NorthPoint will not, (i) violate or conflict with the Certificate of Incorporation or By-laws of NorthPoint,
(ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to NorthPoint or any of its Subsidiaries or by which any of their respective property or assets (including investments) is bound or affected, (iii) violate or conflict with the Certificate of Incorporation or By-laws of any of NorthPoint's Subsidiaries, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets (including investments) of NorthPoint or any of its Subsidiaries pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which NorthPoint or any of its Subsidiaries is a party or by which NorthPoint, any of such Subsidiaries or any of their respective property or assets (including investments) is bound or affected, except in the case of this clause (iv) for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on NorthPoint.

            (b) Except as set forth in Section 4.5 of the NorthPoint Disclosure Schedule and except for applicable requirements, if any, of state or foreign public utility commissions or laws or similar local or state or foreign regulatory bodies or laws, state or foreign antitrust or foreign investment laws and commissions, the Federal Communications Commission, stock exchanges or other self-regulatory body upon which securities of NorthPoint are listed, the Exchange Act, the premerger notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by the DGCL and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges or other self-regulatory body, (i) neither NorthPoint nor any of its Subsidiaries is required to submit any notice, report or other filing with any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self- regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by NorthPoint or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement.

            Section 4.6 SEC Filings; Financial Statements.

            (a) NorthPoint has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since May 16, 1997, and has heretofore delivered or made available to Verizon, in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 1999, (ii) all proxy statements relating to NorthPoint's meetings of stockholders (whether annual or special) held since May 16, 1997, (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, and (iv) all other reports or registration statements filed by NorthPoint with the SEC since May 16, 1997 (collectively, the "NorthPoint SEC Reports", with such NorthPoint SEC Reports filed with the SEC prior to the date hereof being referred to as "NorthPoint Filed SEC Reports"). The NorthPoint SEC Reports (i) were prepared substantially in accordance with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The financial statements, including all related notes and schedules, contained in the NorthPoint SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of NorthPoint and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of NorthPoint and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments. The books and records of NorthPoint and its Subsidiaries have been kept in accordance with sound business practices, including the maintenance of an adequate system of internal controls for recording revenue and expenses in accordance with GAAP applied on a consistent basis throughout the periods involved.

            Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the NorthPoint Filed SEC Reports and in Section 4.7 of the NorthPoint Disclosure Schedule, since December 31, 1999, and except as permitted by this Agreement or consented to by Verizon hereunder, NorthPoint and its Subsidiaries have not incurred any liability required to be disclosed on a balance sheet of NorthPoint and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, except in the ordinary course of their businesses consistent with their past practices, and there has not been any Material Adverse Effect on NorthPoint, and NorthPoint and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, except as set forth in the Master Services Agreement attached as Exhibit H hereto.

            Section 4.8 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to NorthPoint's knowledge, threatened against NorthPoint or any of its Subsidiaries, or any properties or rights of NorthPoint or any of its Subsidiaries, by or before any Governmental Entity, except for those that do not, individually or in the aggregate, have a Material Adverse Effect on NorthPoint or prevent or materially delay the ability of NorthPoint to consummate the transactions contemplated hereby.

            Section 4.9 Permits; No Violation of Law.

            (a) NorthPoint and its Subsidiaries have all Federal Communications Commission ("FCC") licenses and authorizations and all state governmental authorizations and certificates, and have filed all required federal and state notifications (all of the above being collectively referred to as "Governmental Approvals") necessary for the operation of their currently conducted telecommunications businesses in the United States, except for those Government Approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on NorthPoint. All material Governmental Approvals granted to NorthPoint and its Subsidiaries are listed in Section 4.9 of the NorthPoint Disclosure Schedule and remain in full force and effect, and have not been revoked, suspended, cancelled or modified in any adverse way, and are not subject to any conditions or requirements that are not generally imposed by the FCC or the issuing state communications regulatory agency upon the holders of such Government Approvals.

            (b) The businesses of NorthPoint and its Subsidiaries are not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental Entity (including any stock exchange or other self-regulatory body) ("Legal Requirements"), or in violation of any Government Approvals or other permits, franchises, licenses, authorizations, certificates, variances, exemptions, orders, registrations or consents that are granted by any Governmental Entity (including any stock exchange or other self-regulatory body) ("Permits"), except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on NorthPoint. No investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to NorthPoint or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to NorthPoint's knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not have, individually or in the aggregate, a Material Adverse Effect on NorthPoint. Except as set forth in Section 4.9 of the NorthPoint Disclosure Schedule, neither NorthPoint nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written or oral Agreement, consent or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on NorthPoint, nor has NorthPoint or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

            Section 4.10 Proxy Statement. None of the information supplied or to be supplied by or on behalf of NorthPoint for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of NorthPoint for inclusion or incorporation by reference in the proxy statement, in definitive form as it may be supplemented or amended, relating to the NorthPoint Stockholders' Meeting or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Proxy Statement") will, at the dates mailed to stockholders and at the time of the NorthPoint Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement (except for information relating solely to Verizon) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

            Section 4.11 Employee Matters; ERISA.

            (a) Except where the failure to be true would not, individually or in the aggregate, have a Material Adverse Effect on NorthPoint, (i) each NorthPoint Plan has been operated and administered in accordance with applicable law, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, (ii) each NorthPoint Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) except as required by COBRA, no NorthPoint Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of NorthPoint or of any trade or business, whether or not incorporated, which together with NorthPoint would be deemed a "single employer" within the meaning of
Section 4001 of ERISA (a "NorthPoint ERISA Affiliate"), beyond their retirement or other termination of service, (iv) no liability under Title IV of ERISA has been incurred by NorthPoint or any NorthPoint ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to NorthPoint or any NorthPoint ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from NorthPoint or any NorthPoint ERISA Affiliate with respect to each NorthPoint Plan have been paid in full, (vi) neither NorthPoint nor any NorthPoint ERISA Affiliate has engaged in a transaction in connection with which NorthPoint or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the best knowledge of NorthPoint, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any NorthPoint Plan or any trusts related thereto, and (viii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of NorthPoint or any of its Subsidiaries under any NorthPoint Plan or otherwise, (B) materially increase any benefits otherwise payable under any NorthPoint Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits.

            (b) For purposes of this Agreement, "NorthPoint Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by NorthPoint or by any NorthPoint ERISA Affiliate or to which NorthPoint or any NorthPoint ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of NorthPoint or any NorthPoint ERISA Affiliate.

            Section 4.12 Labor Matters.

            (a) Neither NorthPoint nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Persons employed by NorthPoint or any of its Subsidiaries and no collective bargaining agreement is being negotiated by NorthPoint or any of its Subsidiaries. There has not been, since NorthPoint's or any of its Subsidiaries' inception, any labor strike, dispute, walkout, work stoppage, slow-down or lockout against NorthPoint or any of its Subsidiaries, nor is there one pending or, to the knowledge of NorthPoint, threatened, which may interfere with the respective business activities of NorthPoint or any of its Subsidiaries.

            (b) To the knowledge of NorthPoint, there is no charge, complaint or investigation against NorthPoint or any of its Subsidiaries
(i) before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing or (ii) asserting that it or any of its Subsidiaries has committed an unfair labor practice nor is NorthPoint or any of its Subsidiaries the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization. To the knowledge of NorthPoint, none of NorthPoint, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of NorthPoint or any of its Subsidiaries.

            Section 4.13 Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NorthPoint, (i) each of NorthPoint and its Subsidiaries has complied with all applicable Environmental Laws (as defined below);
(ii) the properties currently owned or operated by NorthPoint or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by NorthPoint or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither NorthPoint nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither NorthPoint nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance that is reasonably expected to result in liability; (vi) neither NorthPoint nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vii) neither NorthPoint nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving NorthPoint or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

            Section 4.14 Tax Matters. Except as set forth in Section 4.14 of the NorthPoint Disclosure Schedule:

            (a) All material federal, state, local and foreign Tax Returns (as defined herein) required to have been filed by NorthPoint or its Subsidiaries have been filed with the appropriate governmental authorities by the due date thereof including extensions;

            (b) The Tax Returns referred to in paragraph (a) of this
Section 4.14 were true, correct and complete in all material respects;

            (c) All material Taxes shown as due on those Tax Returns referred to in paragraph (a) of this Section 4.14 as well as material withholding Taxes imposed on or in respect of any amounts paid to or by NorthPoint or any of its Subsidiaries, whether or not such withholding Taxes are referred to or shown on any Tax Returns referred to in Section
4.14 (a) hereof, have been fully paid or adequately reflected as a liability on NorthPoint's or its Subsidiaries' financial statements included in the NorthPoint SEC Reports;

            (d) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, NorthPoint and its Subsidiaries have made due and sufficient accruals in accordance with GAAP for such Taxes in their respective books and records and financial statements;

            (e) Neither NorthPoint nor any of its Affiliates has taken, agreed to take or omitted to take any action that would prevent or impede the Asset Contribution and the Merger from qualifying as either (i) a tax-free reorganization under Section 368(a) of the Code or (ii) a transaction described in Section 351 of the Code (it being agreed that it shall not be a violation of this Section 4.14(e) if the payment of the Cash Consideration Amount causes the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code);

            (f) No deficiencies for any Taxes have been proposed, asserted or assessed against NorthPoint or any of its Subsidiaries that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on NorthPoint;

            (g) NorthPoint is not aware of any material liens for Taxes upon any assets of NorthPoint or any of its Subsidiaries apart from liens for Taxes not yet due and payable; and

            (h) As used in this Agreement, "Taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause
(x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y). As used in this Agreement, "Tax Return" shall include any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a taxing authority or, where none is required to be filed with a taxing authority, the statement or other document issued by a taxing authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            Section 4.15 Intellectual Property.

            (a) As used in this Agreement, "NorthPoint Intellectual Property" means all of the following which are necessary to conduct the business of NorthPoint and its Subsidiaries as presently conducted or as currently proposed to be conducted: (i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) all computer software programs, databases and compilations (collectively, "Computer Software"); (iv) all technology, know-how and trade secrets; and (v) all material licenses and agreements to which NorthPoint or any of its Subsidiaries is a party which relate to any of the foregoing.

            (b) Except as set forth in Section 4.15(b) of the NorthPoint Disclosure Schedule, NorthPoint or its Subsidiaries owns or has the right to use, sell or license all NorthPoint Intellectual Property, free and clear of all liens or encumbrances, and all registrations of NorthPoint Intellectual Property are valid and enforceable and have been duly recorded and maintained, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on NorthPoint.

            (c) Except as set forth in Section 4.15(c) of the NorthPoint Disclosure Schedule, to the knowledge of NorthPoint, the conduct of NorthPoint's and its Subsidiaries' business or the use of the NorthPoint Intellectual Property does not infringe, violate, misappropriate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, and neither NorthPoint nor any of its Subsidiaries has received any notice of, not satisfactorily resolved, any claims or charges of infringement or misappropriation or threats that the conduct of NorthPoint's or its Subsidiaries' business or NorthPoint's or its Subsidiaries' use of any of the NorthPoint Intellectual Property materially infringes, violates, misappropriates or misuses, or is otherwise in conflict with, any intellectual property or proprietary rights of any Person or that any of the NorthPoint Intellectual Property is invalid or unenforceable.

            (d) NorthPoint and its Subsidiaries have used reasonable efforts to maintain the confidentiality of their trade secrets and other confidential NorthPoint Intellectual Property.

            Section 4.16 Insurance. Except as set forth in Section 4.16 of the NorthPoint Disclosure Schedule, each of NorthPoint and each of its Subsidiaries is, and has been continuously since December 31, 1999 (or such later date as such Subsidiary was organized or acquired by NorthPoint), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by NorthPoint and its Subsidiaries during such time period. Except as set forth in Section 4.16 of the NorthPoint Disclosure Schedule, since December 31, 1999, neither NorthPoint nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of NorthPoint or its Subsidiaries. The insurance policies of NorthPoint and its Subsidiaries are valid and enforceable policies.

            Section 4.17 Certain Contracts.

            (a) Section 4.17(a) of the NorthPoint Disclosure Schedule and NorthPoint's Annual Report on Form 10-K for the year ended December 31, 1999 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 together set forth a true and complete list of (i) all strategic and joint venture agreements, material DSL service contracts and agreements with DSL equipment vendors to which NorthPoint or any of its Subsidiaries is a party or may be bound and (ii) all contracts described in Item 601(b)(10) of Regulation S-K to which NorthPoint or its Subsidiaries is a party or may be bound (collectively, the "NorthPoint Contracts"). All NorthPoint Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate, would not have a Material Adverse Effect on NorthPoint. Neither NorthPoint nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any NorthPoint Contract, except in each case for those NorthPoint Contracts which, individually and in the aggregate, would not result in a Material Adverse Effect on NorthPoint.

            (b) Set forth in Section 4.17 (b) of the NorthPoint Disclosure
Schedule is a list of each contract, agreement or arrangement to which NorthPoint or any of its Subsidiaries is a party or may be bound which limits or restrains Verizon, NorthPoint, any Verizon or NorthPoint Subsidiary or any successor thereto from engaging or competing in any business which arrangement has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on NorthPoint, or to NorthPoint's knowledge, on Verizon.

            Section 4.18 Board Action; Vote Required; Applicability of
Section 203.

            (a) The Board of Directors of NorthPoint has unanimously determined that the transactions contemplated by this Agreement are in the best interests of NorthPoint and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement and the Merger.

            (b) The approval of this Agreement and the Merger by a majority of the outstanding shares entitled to vote thereon by all holders of NorthPoint Common Stock and, if then entitled to vote, the 9% Convertible Preferred Stock of NorthPoint, voting together as a single class, is the only vote of the holders of any class or series of the capital stock of NorthPoint required to approve this Agreement, the Merger and the other transactions contemplated hereby.

            (c) The provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

            Section 4.19 Opinions of Financial Advisors. NorthPoint has received the opinion of Goldman, Sachs & Co., dated as of August 7, 2000, to the effect that, as of such date, the Merger Consideration to be received by the holders of NorthPoint Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

            Section 4.20 Brokers. Except for Goldman Sachs & Co., a true and complete copy of whose engagement letter has been provided to Verizon prior to the execution hereof, and Frank Yeary, the terms of whose engagement have been disclosed to Verizon prior to the execution hereof, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NorthPoint or any of its Subsidiaries.



                                 ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF VERIZON

            Except as set forth in the disclosure schedule delivered by Verizon to NorthPoint on the date hereof (the "Verizon Disclosure
Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), Verizon hereby represents and warrants to NorthPoint as follows:

            Section 5.1 Organization and Qualification; Subsidiaries. Each of Verizon, Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Verizon has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Verizon DSL Business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its DSL properties owned, operated or leased or the nature of its DSL activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on the Verizon DSL Business.

            Section 5.2 Authority Relative to this Agreement. Each of Verizon, Parent and Merger Subsidiary has the necessary corporate power and authority to enter into this Agreement to perform its obligations hereunder. The execution and delivery of this Agreement by Verizon, Parent and Merger Subsidiary and the consummation by Verizon, Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Verizon, Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Verizon, Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Verizon, Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            Section 5.3 No Conflict; Required Filings and Consents.

            (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by Verizon, Parent and Merger Subsidiary do not, and the performance of this Agreement by Verizon, Parent and Merger Subsidiary will not, (i) violate or conflict with the Certificate of Incorporation or By-laws of Verizon, Parent or Merger Subsidiary, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Verizon, Parent or Merger Subsidiary or by which any of their respective property or assets (including investments) is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets (including investments) of Verizon or Parent pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Verizon or Parent is a party or by which Verizon or Parent or any of their respective property or assets (including investments) is bound or affected, except in the case of this clause (iii) for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on the Verizon DSL Business.

            (b) Except for applicable requirements, if any, of state or foreign public utility commissions or laws or similar local or state foreign regulatory bodies or laws, state or foreign antitrust or foreign investment laws and commissions, the Federal Communications Commission, the Exchange Act, the premerger notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by the DGCL and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges or other self-regulatory body, (i) none of Verizon, Parent or Merger Subsidiary is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by Verizon or Parent in connection with its execution, delivery or performance of this Agreement.

            Section 5.4 Litigation. Except as set forth in Section 5.4 of the Verizon Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to Verizon's knowledge, threatened against Verizon or Parent in respect of the Verizon DSL Business, or to which any properties or rights of Verizon included in the Verizon DSL Assets are subject, by or before any Governmental Entity, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Verizon DSL Business or prevent, materially delay or intentionally delay the ability of Verizon to consummate the transactions contemplated hereby.

            Section 5.5 Permits; No Violation of Law.

            (a) Verizon or one or more of its Subsidiaries have all Governmental Approvals necessary for the operation of the Verizon DSL Business, except for those Government Approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Verizon DSL Business. All material Government Approvals granted to Verizon and its Subsidiaries with respect to the Verizon DSL Business are listed in Section 5.5 of the Verizon Disclosure Schedule and remain in full force and effect, and have not been revoked, suspended, cancelled or modified in any adverse way, and are not subject to any conditions or requirements that are not generally imposed by the FCC or the issuing state communications regulatory agency upon the holders of such Government Approvals.

            (b) The Verizon DSL Business is not being operated in violation of any Legal Requirements or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on the Verizon DSL Business. No investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to Verizon in relation to any alleged violation of law or regulation is pending or, to Verizon's knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not have, individually or in the aggregate, a Material Adverse Effect on the Verizon DSL Business. Except as set forth in
Section 5.5 of the Verizon Disclosure Schedule, neither Verizon nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written or oral Agreement, consent or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the ownership or operation of the Verizon DSL Business or which may reasonably be expected to have a Material Adverse Effect on the Verizon DSL Business, nor has Verizon or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

            Section 5.6 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Verizon for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Verizon for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to stockholders and at the times of the NorthPoint stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement (except for information relating solely to NorthPoint) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

            Section 5.7 Labor Matters.

            (a) Except as set forth in Section 5.7 of the Verizon Disclosure Schedule, neither Verizon nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Verizon DSL Employees and no collective bargaining agreement is being negotiated by Verizon or any of its Subsidiaries which would affect Verizon DSL Employees. Since January 1, 1997, there has not been any labor strike, dispute, walkout, work stoppage, slow-down or lockout against Verizon or any of its Subsidiaries by any Verizon DSL Employees, nor is there one pending or, to the knowledge of Verizon, threatened, which interfere with the Verizon DSL Business, except where such strike, dispute, walkout, work stoppage, slow-down or lockout individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Verizon DSL Business.

            (b) To the knowledge of Verizon, there is no charge, complaint or investigation related to the Verizon DSL Business against Verizon or any of its Subsidiaries (i) before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing or (ii) asserting that it or any of its Subsidiaries has committed an unfair labor practice nor is Verizon or any of its Subsidiaries the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Verizon DSL Business. To the knowledge of Verizon, none of Verizon, any of its Subsidiaries or any Verizon DSL Employees has committed any unfair labor practice in connection with the Verizon DSL Business.

            Section 5.8 Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Verizon DSL Business, (i) each of Verizon and its Subsidiaries has owned and operated the Verizon DSL Business in compliance with all applicable Environmental Laws; (ii) the properties included in the Verizon DSL Assets which are currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Verizon or any of its Subsidiaries in connection with the Verizon DSL Business were not contaminated with Hazardous Substances during the period of ownership or operation by Verizon or any of its Subsidiaries; (iv) the Verizon DSL Business is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Verizon DSL Business has not been associated with any release or threat of release of any Hazardous Substance; (vi) neither Verizon nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions) with respect to the Verizon DSL Business; (vii) neither Verizon nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances with respect to the Verizon DSL Business; and (viii) there are no circumstances or conditions involving Verizon or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of the Verizon DSL Assets pursuant to any Environmental Law.

            Section 5.9 Assets. Verizon or one or more of its Subsidiaries has, and at or prior to the Closing will deliver to Parent, good and valid title to, or valid leasehold interests in, all of the Verizon DSL Assets, free and clear of all Liens (except for Liens to be assumed by Parent pursuant to this Agreement, including Liens associated with leased equipment and Liens securing maintenance and similar contracts). The Verizon Network Equipment Assets and Facilities Assets are in good working order, normal wear and tear excepted, and are fit for their intended purposes, except as would not have a Material Adverse Effect on the Verizon DSL Business. Verizon believes in good faith that (i) the Verizon Network Equipment Assets, (ii) the DSL subscriber contracts to which Verizon or one of its Subsidiaries is a party, (iii) the Transferred Employees, (iv) the assets used exclusively by the Transferred Employees, (v) the Assumed Verizon Contracts, (vi) the OSS Support Agreement, (vii) the commercial contracts and arrangements at tarriffed rates relating exclusively to the Verizon DSL Business, (viii) the future contracts with respect to assets which are not used exclusively in the Verizon DSL Business that may be entered into pursuant to Section 6.8 hereof, (ix) the Facilities Assets,
(x) Capitalized Co- Location Fees and (xi) the Verizon DSL Assets (to the extent not listed above), taken together in the aggregate, will be sufficient to provide services in a manner substantially similar to those provided by the Verizon DSL Business prior to the Effective Time.

            Section 5.10 Certain Contracts.

            (a) All Assumed Verizon Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate would not have a Material Adverse Effect on the Verizon DSL Business. Neither Verizon nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Assumed Verizon Contract, except in each case for those Assumed Verizon Contracts which, individually and in the aggregate, would not result in a Material Adverse Effect on the Verizon DSL Business.

            (b) Set forth in Section 5.10 of the Verizon Disclosure
Schedule is a list of each contract, agreement or arrangement to which Verizon or any of its Subsidiaries is a party or may be bound which is an arrangement limiting or restraining Verizon, NorthPoint, any Verizon or NorthPoint Subsidiary or any successor thereto from engaging or competing in any business which arrangement has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on the Verizon DSL Business.

            Section 5.11 Intellectual Property.

            (a) As used in this Agreement, "Verizon Intellectual Property" means all of the intellectual property included in the Verizon DSL Assets and identified in Section 1.1(a)(vi) of the Verizon Disclosure Schedule. The Verizon Intellectual Property constitutes all of the intellectual property used by Verizon or its Subsidiaries on the date hereof exclusively in connection with Verizon DSL Business.

            (b) Except as set forth in Section 5.11(b) of the Verizon Disclosure Schedule, Verizon or its Subsidiaries owns or has the right to use, sell or license all Verizon Intellectual Property, free and clear of all liens or encumbrances.

            (c) Except as set forth in Section 5.11(c) of the Verizon Disclosure Schedule, to the knowledge of Verizon, the ownership and operation of the Verizon DSL Business does not materially infringe, violate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, and neither Verizon nor any of its Subsidiaries has received any notice, not satisfactorily resolved, of any claims or threats that the Verizon DSL Business or the use of any Verizon Intellectual Property in the Verizon DSL Business materially infringes, violates, misappropriates or misuses, or is otherwise in conflict with any intellectual property or proprietary rights of any Person.

            (d) Verizon and its Subsidiaries have used reasonable efforts to maintain the confidentiality of the trade secrets and other confidential Verizon Intellectual Property which is included in the Verizon Intellectual Property.

            Section 5.12 Brokers. Except for Morgan Stanley & Co. Incorporated, the fees of which will be paid by Verizon, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Verizon or any of its Subsidiaries.

            Section 5.13Tax Matters. Except as set forth in Section 5.13 of the Verizon Disclosure Schedule:

            (a) Verizon has paid in full or discharged, or caused to be paid in full or discharged, all Taxes (i) related to the Verizon DSL Assets or arising out of the conduct of the Verizon DSL Business that are required to be paid (whether or not such Taxes are shown as due on any Tax Return) and (ii) the non-payment of which has resulted in or which could result in a lien on the Verizon DSL Assets in the hands of Parent.

            (b) Neither Verizon nor any of its Affiliates has taken, agreed to take or omitted to take any action that would prevent or impede the Asset Contribution and the Merger from qualifying as either a (i) tax-free reorganization under Section 368(a) of the Code or (ii) transaction described in Section 351 of the Code (it being agreed that it shall not be a violation of this Section 5.13(b) if the payment of the Cash Consideration Amount causes the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code).

            Section 5.14 Insurance. Except as set forth in Section 5.14 of the Verizon Disclosure Schedule, the Verizon DSL Business is, and has been continuously since December 31, 1999, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Verizon and its Subsidiaries during such time period. Except as set forth in Section 5.14 of the Verizon Disclosure Schedule, since December 31, 1999, neither Verizon nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material insurance policy covering the Verizon DSL Business. The insurance policies of Verizon and its Subsidiaries with respect to the Verizon DSL Business are valid and enforceable policies.

            Section 5.15 No Business Activities. Merger Subsidiary and Parent have not conducted any activities and have no obligations and liabilities, in each case other than in connection with their organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no Subsidiaries and Parent has no Subsidiaries other than Merger Subsidiary.


                                 ARTICLE VI

                          COVENANTS AND AGREEMENTS

            Section 6.1 Conduct of Business of NorthPoint Pending the Effective Time. NorthPoint covenants and agrees that between the date hereof and the Effective Time, unless Verizon shall otherwise consent in writing, and except as described in Section 6.1 of the NorthPoint Disclosure Schedule or as otherwise expressly contemplated hereby, the business of NorthPoint and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of NorthPoint and its Subsidiaries will use its commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other Persons with whom they have significant business relations. By way of amplification and not limitation, except as set forth in Section 6.1 of the NorthPoint Disclosure Schedule or as otherwise expressly contemplated by this Agreement or in the Employee Matters Agreement, NorthPoint and its Subsidiaries will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Verizon:

            (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, NorthPoint or any of its Subsidiaries (excluding such as may arise upon the exercise of existing rights), except for (A) the issuance of shares of NorthPoint Common Stock in order to satisfy obligations under the NorthPoint Plans in effect on the date hereof and NorthPoint Equity Rights issued thereunder, which issuances shall be consistent with its existing policy and past practice; (B) grants of stock options with respect to NorthPoint Common Stock to employees in the ordinary course of business and in amounts and in a manner consistent with past practice; and (C) the issuance of securities by a Subsidiary of NorthPoint to any Person which is directly or indirectly wholly owned by NorthPoint; (ii) amend or propose to amend the Certificate of Incorporation or By-laws of NorthPoint or any of its Subsidiaries or adopt, amend or propose to amend any stockholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding shares of NorthPoint Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of NorthPoint Common Stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock (provided that in the case of any repurchase of shares of NorthPoint Common Stock upon the termination of employment of one of the five founders of NorthPoint at the contractual price but in no event more than $0.08 per share, Verizon shall be deemed to have consented to such repurchase five business days after receiving written notice from NorthPoint of its intent to effect such repurchase, unless Verizon shall have objected to such repurchase within such five business day period); or
(v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this
Section 6.1(a);

            (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in another entity (other than an entity which is a wholly owned Subsidiary of NorthPoint as of the date hereof and other than incorporation of a wholly owned Subsidiary of NorthPoint), except for acquisitions or investments in NorthPoint's Line of Business which do not exceed $5,000,000 individually or $10,000,000 in the aggregate for all such acquisitions or investments;
(ii) sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of NorthPoint or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; (iii) otherwise enter into any line of business which is outside of NorthPoint's Line of Business; or (iv) authorize, enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 6.1(b);

            (c) incur any indebtedness other than borrowings under the Debt Financing, the Preferred Financing and the Company's existing senior secured credit facility (as in effect on the date hereof); provided, however, that the Company may incur indebtedness (excluding indebtedness convertible into equity of NorthPoint) after January 1, 2001, if such indebtedness is incurred on an arm's length basis with nationally recognized financial institutions or with Verizon and the incurrence of such indebtedness does not exceed, individually or in the aggregate with all other incurrences of indebtedness (including any indebtedness incurred under the Debt Financing), $200,000,000 per calendar quarter;

            (d) except as provided in a side letter to be entered into by Verizon and NorthPoint within thirty days after the date hereof, take any action with respect to the grant of any severance or termination pay, stay bonus, or other incentive arrangements (otherwise than pursuant to any NorthPoint Plan or any policies, arrangements and agreements of NorthPoint which were in effect on, or offered or approved to be offered by the board of directors or senior management of NorthPoint prior to the date hereof, or pursuant to any renewal or extension subsequent to the date hereof of the duration of the term of any such benefit plans, policies, arrangements or agreements), or with respect to any increase in benefits payable under its severance or termination pay policies, or stay bonus or other incentive arrangements in effect on the date hereof;

            (e) except in the ordinary course of business consistent with past practice, take any action with respect to increases in employee compensation, take any action to adjust the exercise price or number of shares underlying options awarded under any NorthPoint Plan or make any payments under any NorthPoint Plan to any director or employee of, or independent contractor or consultant to, NorthPoint or any of its Subsidiaries, adopt or otherwise materially amend any NorthPoint Plan or enter into or amend any employment or consulting agreement, or grant or establish any new awards under any such existing NorthPoint Plan or agreement;

            (f) change in any material respect its accounting policies, methods or procedures except as required by GAAP or change any material Tax election or enter into any material settlement for Taxes;

            (g) take any action which it believes when taken could reasonably be expected to adversely affect or delay in any material respect the ability of any of the parties hereto to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby;

            (h) other than pursuant to this Agreement, take any action to cause the shares of NorthPoint Common Stock to cease to be quoted on Nasdaq;

            (i) (i) other than as consistent with past practice, issue stock appreciation rights, performance shares, restricted stock, or similar equity based rights; (ii) materially modify (with materiality to be determined with respect to the benefit plan in question) any actuarial cost method, assumption or practice used in determining benefit obligations, annual expense and funding for any Benefit Plan, except to the extent required by GAAP; (iii) materially modify (with materiality to be determined with respect to the Benefit Plan trust in question) the investment philosophy of the Benefit Plan trusts or maintain an asset allocation which is not consistent with such philosophy, subject to any ERISA fiduciary obligation; (iv) subject to any ERISA fiduciary obligation, enter into any outsourcing agreement, or any other material contract relating to the Benefit Plans or management of the Benefit Plan trusts; (v) offer any new or extend any existing retirement incentive, "window" or similar benefit program; (vi) grant any ad hoc pension increase; (vii) establish any new or fund any existing "rabbi" or similar trust (except in accordance with the current terms of such trust), or enter into any other arrangement for the purpose of securing non-qualified benefits or deferred compensation; (viii) adopt any corporate owned life insurance program; or
(ix) adopt or implement any "split dollar" life insurance program; or

            (j) take any action which it believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect.

            Nothing in this Section 6.1 shall restrict the ability of NorthPoint's wholly owned Subsidiaries to do any of the following: (a) pay dividends (in cash or otherwise), or make any other distributions, to NorthPoint or any of its wholly owned Subsidiaries in respect of its capital stock or in respect of any other interest participating in, or measured by, its profits or pay any indebtedness owed to NorthPoint or any of its Subsidiaries; (b) make loans or advances to NorthPoint or any of its wholly owned Subsidiaries; or (c) transfer any of its property or assets to NorthPoint or any of its wholly owned Subsidiaries.

            Section 6.2 Conduct of the Verizon DSL Business Pending the Effective Time. Verizon covenants and agrees that between the date hereof and the Effective Time, unless NorthPoint shall otherwise consent in writing, except as described in Schedule 6.2 and except in connection with the transactions contemplated hereby, Verizon and its Subsidiaries shall own and operate the Verizon DSL Business only in a manner consistent with past practices, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with the capital expenditure program previously delivered by Verizon to NorthPoint; and each of Verizon and its Subsidiaries will use its commercially reasonable efforts to keep available the services of those of their present officers, employees and consultants who are integral to the operation of the Verizon DSL Business as presently conducted and to preserve their present relationships with significant customers and suppliers of the Verizon DSL Business and with other Persons with whom they have significant business relations with respect to the Verizon DSL Business. By way of amplification and not limitation, except as set forth in Schedule 6.2 or as otherwise expressly contemplated by this Agreement, Verizon and its Subsidiaries will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of
NorthPoint:

            (a) except in the ordinary course of business consistent with past practice, take any action with respect to increases in compensation of the Transferred Employees, excluding employees who are covered by a collective bargaining agreement to which Verizon or one of its Subsidiaries is a party (the "Non-represented DSL Employees"), take any action to adjust the exercise price or number of shares underlying options awarded to any Non-represented DSL Employee or make any other payments to any Non-represented DSL Employee;

            (b) take any action which it believes when taken could reasonably be expected to adversely affect or delay in any material respect the ability of any of the parties hereto to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby; or

            (c) take any action which it believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect.

            Section 6.3 No Solicitation. From and after the date hereof, NorthPoint shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its, or any of its Subsidiaries', officers, directors or employees or any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries to, directly or indirectly through another Person,
(i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction or (ii) participate in any discussion with or provide any confidential information or data to any Person relating to an Alternative Transaction, or engage in any negotiations concerning an Alternative Transaction, or knowingly facilitate any effort or attempt to make or implement an Alternative Transaction or accept an Alternative Transaction; provided, however, that if, at any time prior to approval of the Merger by the holders of NorthPoint Common Stock, (A) NorthPoint has received an unsolicited bona fide written proposal relating to an Alternative Transaction which did not result from a breach of this Section 6.3, (B) the Board of Directors of NorthPoint concludes in good faith (after consultation with a financial advisor of nationally recognized reputation and receiving the advice of its outside counsel) (I) that such proposal constitutes a NorthPoint Superior Proposal and (II) that the failure to provide such information or participate in such negotiations or discussions would result in a breach by the Board of Directors of NorthPoint of its fiduciary duties to NorthPoint stockholders under applicable law, NorthPoint may, subject to giving Verizon at least five business days' written notice of its intention to do so, (x) furnish information with respect to NorthPoint and its Subsidiaries to any Person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Nondisclosure Agreement dated April 7, 2000 entered into among NorthPoint, Bell Atlantic Corporation and GTE Corporation, as amended (the "Nondisclosure Agreement"), provided that a copy of all such information is delivered simultaneously to Verizon if it has not previously been so furnished to Verizon, and (y) participate in negotiations regarding such proposal. NorthPoint shall as soon as practicable (and in any event within 24 hours) notify Verizon orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the Person making such request or proposal. NorthPoint will keep Verizon fully informed of the status and details (including amendments or proposed amendments) of such request or proposal, and any discussions relating thereto, on a current basis. NorthPoint shall, and shall cause its officers, directors and representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by NorthPoint or its representatives with respect to the foregoing. NorthPoint agrees that it will use its commercially reasonable efforts to promptly inform its directors, officers, employees and representatives of the obligations undertaken in this Section 6.3. NorthPoint (i) agrees not to release any Third Party from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreements to which it is a party related to, or which could affect, an Alternative Transaction and agrees that Verizon shall be entitled to enforce NorthPoint's rights and remedies under and in connection with such agreements and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this Section 6.3(a) or Section 7.2 hereof shall prohibit NorthPoint from taking and disclosing to its stockholders a position as required by Rule 14e-9 or Rule 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything herein to the contrary, NorthPoint shall submit this Agreement to the stockholders of NorthPoint at the NorthPoint Stockholders' Meeting for the purposes of adopting this Agreement and approving the Merger whether or not the Board of Directors of NorthPoint makes a determination that a proposal constitutes a NorthPoint Superior Proposal.

            Section 6.4 Regulatory Compliance Costs.

            (a) Within 60 days after the date hereof, NorthPoint and Verizon shall agree on a plan (the "Regulatory Compliance Plan") to bring NorthPoint's then-existing network into compliance with any and all state and federal regulations applicable to Verizon that would become applicable to the operations of NorthPoint from and after the Effective Time as a result of the consummation of the Asset Contribution and the Merger. Both Parties shall use all commercially reasonable efforts to minimize the cost of implementing the Regulatory Compliance Plan. The Regulatory Compliance Plan shall include the cost of (i) incremental network facilities, (ii) incremental equipment in existing facilities, (iii) non-recurring and monthly recurring charges of new transportation circuits for NorthPoint's customers, (iv) non-recurring and monthly recurring charges for new transportation circuits for NorthPoint's backbone network, (v) operating support systems changes, and (vi) personnel time and materials required to effect such changes (the "Compliance Expenses"). At the beginning of each calendar month, NorthPoint shall submit to Verizon a detailed report of all Compliance Expenses, describing the nature, date, amount and location of each Compliance Expense paid during the immediately preceding calendar month and, within five business days of receipt of such report, Verizon shall reimburse NorthPoint for Compliance Expenses incurred during such preceding month which are in accordance with the Regulatory Compliance Plan.

            (b) At the Closing, the Cash Amount shall be reduced by an amount equal to 45% of the Compliance Expenses theretofore reimbursed by Verizon.

            (c) In the event that this Agreement is terminated pursuant to
Section 9.1(d)(i)(A) hereof, in addition to any other remedies contained herein, NorthPoint shall be entitled to retain any reimbursement payments made by Verizon in respect of Compliance Expenses.

            (d) In the event that this Agreement is terminated pursuant to
Section 9.1(d)(ii)(A) hereof, in addition to any other remedies contained herein, NorthPoint shall make a cash payment to Verizon within five business days of such termination in an amount equal to 100% of the reimbursement payments previously made by Verizon in respect of Compliance Expenses.

            (e) In the event this Agreement is terminated for any reason other than pursuant to Section 9.1(d)(i)(A) or 9.1(d)(ii)(A) hereof, NorthPoint shall make a cash payment to Verizon within five business days of such termination in an amount equal to 50% of the reimbursement payments previously made by Verizon in respect of Compliance Expenses.

            Section 6.5 Real Estate Matters.

            (a) All leases, contracts and arrangements with respect to occupancy by the Verizon Network Equipment Assets of space in the Verizon Central Offices shall be transferred to Parent at the Effective Time and included in the Assumed Verizon Contracts, substantially at the rates offered by Verizon to DLECs generally in the market in which such Verizon Central Office is located. In the event that any rack located in an Verizon Central Office is used in connection with the Verizon DSL Business and is shared with any other Affiliate of Verizon as of the Effective Time (any such Affiliate of Verizon, together with Parent, are referred to as the "Sharing Parties"), from and after the Effective Time, the Sharing Party which is the primary user of such rack shall retain the payment obligations to the owner of such Verizon Central Office with respect thereto and the Sharing Party which is not the primary user of such rack shall reimburse such primary user in a manner to be agreed upon.

            (b) (i) All leases, contracts and arrangements with respect to the occupancy of premises not located in an Verizon Central Office which are used exclusively in connection with the Verizon DSL Business as of the Effective Time shall be transferred to Parent at the Effective Time and included in the Assumed Verizon Contracts, except to the extent subject to a regulatory prohibition or the imposition of incremental obligations on Verizon or its Affiliates, including a non-discrimination obligation. Any changes from and after the Effective Time with respect to such leases, contracts and arrangements relating to such facilities shall be made at the sole discretion of, and the expense of, Parent.

                  (ii) All leases, contracts and arrangements with respect to the occupancy of premises not located in an Verizon Central Office which at the Effective Time are shared by the Verizon DSL Business with another Affiliate or business of Verizon (the "Shared Facilities") shall be transferred to Parent at the Effective Time (provided that Parent shall assume only a pro rated portion of the obligations under such leases, contracts and arrangements based on the relative uses of such premises) and included in the Assumed Verizon Contracts, except to the extent subject to a regulatory prohibition or the imposition of incremental obligations on Verizon or its Affiliates, including a non- discrimination obligation; provided, however, that as soon as practicable following the Closing Date, but in no event later than the six-month anniversary of the Closing Date, Parent shall have the right, exercisable one time, to notify Verizon (the "Lease Rejection Notice") that it desires to reassign to Verizon any of the leases, contracts and arrangements related to Shared Facilities that in the sole discretion of Parent it does not choose to continue to use. The Lease Rejection Notice shall specify all Shared Leases to be reassigned. Such reassignment of each such Shared Lease shall be effected promptly upon vacation of the particular subject premises by Parent, and Parent shall be responsible for the payment of all amounts accrued with respect to such Shared Lease up to the date of such reassignment.

                  (iii) Transferred Employees that at the Effective Time are in facilities covered by Shared Leases included in the Lease Rejection Notice are referred to herein as "Relocated Employees."

            Section 6.6 Facilities Related Payments.

            (a) Commencing as soon as practicable after the date hereof, NorthPoint will use its commercially reasonable efforts to review the facilities locations of the Verizon DSL Business with a view toward determining what infrastructure Parent shall require and shall submit to Verizon, not later than the six-month anniversary of the Closing Date, a detailed listing by facility of the Facilities Related Payments (as defined below). Upon the written request of any Party, the Parties will resolve any dispute, controversy or claim arising out of or relating to the determination of the Facilities Related Payments (a "Dispute") in accordance with the procedures set forth in Section 6.6(d) hereof. Within five business days of the final determination of the amount of the Facilities Related Payments, Verizon will reimburse NorthPoint in cash in an amount, if any, equal to the lesser of (x) the Facilities Related Payments and (y) $20 million. The term "Facilities Related Payments" shall mean the sum of the Facilities Assets Amounts plus any Capitalized Co-Location Fees paid by NorthPoint as a direct result of the transactions contemplated by this Agreement, reduced by any payments made by Verizon or an Affiliate of Verizon with respect to Capitalized Co-Location Fees directly resulting from the transactions contemplated by this Agreement.

            (b) "Facilities Assets" means tenant improvements, shared information technology ("IT") infrastructure (e.g., local area network/wide area network, printer, copier, fax), individual IT infrastructure (e.g., personal computer, software licenses, telephone, PBX, pager), office furniture (e.g., cubicle, desk, chair, filing cabinet and common area furnishings), office supply inventory, and field technician assets (e.g., tools, test equipment, field vehicles).

            (c) "Capitalized Co-Location Fees" means capitalized central office co-location fees and co-location application fees, capitalized engineering charges related to central office co-location, and capitalized upfront ILEC technician training expenses for any of the Verizon Central Offices, but shall not include capitalized labor and other costs associated with the installation, provisioning, modification and upgrading of equipment.

            (d) (i) The Parties agree to seek resolution of any Dispute in accordance with the procedures set forth in this Section 6.6(d) upon the written request of any Party. The Parties shall first attempt in good faith to reach resolution of such Dispute through discussions at the non-executive level. If such Dispute is not resolved within 15 days after the date of receipt by any Party of a written request for discussions at the non- executive level, the matter may be referred to a senior-level employee at the level of vice president or above of each Party (each a "Dispute Representative") in accordance with the following procedures. Either Party may submit a written notice ("Second Written Notice") following the end of the 15 day period referred to above. The notice shall set out the nature of the Dispute and shall identify the Dispute Representative in the notifying Party's organization, who shall have the authority to agree to final resolution of the Dispute. Within five business days of receipt of such notice, the receiving Party shall respond in writing with designation of its Dispute Representative, who shall have the authority to agree to final resolution of the Dispute. The Dispute Representatives shall meet within five business days after the receiving party's notice was received and shall negotiate to resolve the Dispute. The discussions shall be left to the discretion of the Dispute Representatives, who may agree to utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the Dispute Representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, shall be exempt from discovery and production, and shall not be admissible in any arbitration or lawsuit without the concurrence of all Parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in an arbitration or lawsuit. The Parties agree to pursue resolution under this section for a minimum of 45 days following the Second Written Notice requesting initiation of these dispute resolution procedures before pursing arbitration as set forth in Section 6.6(d)(ii) below.

                  (ii) If the Parties cannot resolve the claim or dispute covered by the procedure set forth in Section 6.6(d)(i) above in accordance with the negotiation procedure set forth therein, any Party shall have the right to cause the other Parties to enter into binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A Party must initiate such arbitration no later than 30 days following conclusion of the dispute resolution process set forth in Section 6.6(d)(i) above. The arbitration shall be conducted on an expedited basis in the County of New York, in the State of New York. Three arbitrators, each having at least five years of experience in the telecommunications field, shall be appointed, one by each Party, and then one selected jointly by those two arbitrators, for such arbitration. Any award rendered therein shall specify the findings of fact of the arbitrators and the reasons for such award, with reference to and reliance on relevant law. The award, if any, shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding the claim or dispute submitted for arbitration pursuant to this Section 6.6(d)(ii). Judgment upon any award may be entered in any court having jurisdiction. The Parties shall each be responsible for their own costs in the arbitration and shall share equally in the cost of the arbitrator and any related costs such as meeting space and the like.

            (e) Verizon will provide Facilities Assets for Transferred Employees either through the transfer of pre-existing used and useful Facilities Assets or through the payment of Facilities Assets Amounts as hereinafter set forth. Under no circumstances will Facilities Assets Amounts be payable with respect to any employees other than Relocated Employees or any facilities not included in the Lease Rejection Notice.

            (f) "Facilities Assets Amounts" shall mean, with respect to Relocated Employees only, a one-time fee of $26,600 per management employee, $19,200 per non- management employee, and $19,500 per field technician employee, offset in each case by the net book value of any Facilities Assets associated with such Relocated Employee.

            Section 6.7 Systems Assets. After the Closing Date, operations support systems ("OSS") will be obtained by Parent from Verizon or its Affiliates on a service bureau basis. These systems and services will be of the type described on Schedule 6.7. The systems and services will be provided through a contract, which shall include appropriate service level standards, at a cost not to exceed $4 million per month for base functionality at the Closing Date, increasing by $333,333 per month commencing on the thirteenth month following the Closing Date, and such contract shall be for a term of not in excess of 18 months. Any additional enhancements and features beyond those provided for in the contract shall be separately negotiated and will be provided on an arm's-length basis. Such contract will be terminable by Parent on 90 days prior written notice.

            Section 6.8 Future Contracts. The parties hereto acknowledge that after the Closing from time to time Parent may desire to contract with Verizon or its Affiliates for certain ongoing services. The parties agree to use commercially reasonable efforts to negotiate arm's-length contracts or arrangements relating to the provision of any such services as may be requested by Parent from time to time.

            Section 6.9 Master Services Agreement. Concurrently with the execution of this Agreement, the parties hereto are entering into a Master Services Agreement in the form attached as Exhibit H hereto.

            Section 6.10Vendor Contracts. Verizon shall use its commercially reasonable efforts (including requesting consents from vendors where required) to enable Parent, from and after the Effective Time, to make purchases under vendor contracts applicable to Affiliates of Verizon to the extent permitted by such vendor contracts, provided that the making by Parent of such purchases would not (i) require the payment of compensation or other consideration by Verizon and its Affiliates other than Parent to any third party or (ii) have any adverse effect upon Verizon and its Affiliates.

                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

            Section 7.1 Proxy Statement and Registration Statement.

            (a) As promptly as practicable after the execution and delivery of this Agreement, the Parties shall, in compliance with applicable law,
(x) prepare and file with the SEC and any applicable blue sky authorities the Registration Statement, and shall use all commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC and such authorities; and (y) prepare and file with the SEC and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter NorthPoint shall mail to the holders of record of shares of NorthPoint Common Stock, the Proxy Statement, provided, however, that NorthPoint shall not mail or otherwise furnish the Proxy Statement to its stockholders unless and until:

                  (i) it has received notice from the SEC that the Registration Statement has been declared effective under the 1933 Act;

                  (ii)  Parent shall have received a letter of
PricewaterhouseCoopers LLP, dated a date within two business days prior to the date of the first mailing of the Proxy Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of NorthPoint included in the Proxy Statement and the Registration Statement;

            (b) The parties will cooperate in the preparation of the Proxy Statement (including the preparation of the financial statements contained therein) and the Registration Statement and in having the Registration Statement declared effective as soon as practicable; and

            (c) Each Party will promptly inform the other Parties of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply the other Parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental official, on the other hand, with respect to the Proxy Statement or the Registration Statement.

            Section 7.2 NorthPoint Stockholder Meeting.

            (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, NorthPoint (i) shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of NorthPoint and Verizon (the "NorthPoint Stockholders' Meeting") for the purpose of obtaining the NorthPoint Stockholder Approval,
(ii) shall take all lawful action to solicit the adoption of this Agreement and (iii) shall, subject to the provisions of Section 7.2(b) hereof, through its Board of Directors, recommend to its stockholders the approval of the Merger. If on the date of the NorthPoint Stockholders' Meeting, NorthPoint has not received duly executed proxies which, when added to the number of votes represented in Person at the meeting by Persons who intend to vote to adopt this Agreement, will constitute a sufficient number of votes to adopt this Agreement, then NorthPoint shall take all action necessary or appropriate to adjourn such meeting until the date ten days after the originally scheduled date of such meeting.

            (b) Except as expressly permitted by this Section 7.2(b), neither the Board of Directors of NorthPoint nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Verizon, the approval or recommendation of such Board of Directors or such committee of the Merger or take any action or make any statement in connection with the NorthPoint Stockholders' Meeting inconsistent with such approval or recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction or (iii) cause NorthPoint to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "NorthPoint Acquisition Agreement") related to any Alternative Transaction, provided that if prior to the adoption of the Merger by the holders of NorthPoint Common Stock the Board of Directors of NorthPoint determines in good faith, after it has received a NorthPoint Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a breach by the Board of Directors of NorthPoint of its fiduciary duties to NorthPoint stockholders under applicable law, the Board of Directors of NorthPoint may (subject to this and the following sentences) inform NorthPoint stockholders that it no longer believes that such adoption is advisable and no longer recommends approval (a "NorthPoint Subsequent Determination"), but only at a time that is after the fifth business day following delivery by NorthPoint to Verizon of written notice advising Verizon that the Board of Directors of NorthPoint has received a NorthPoint Superior Proposal specifying the terms and conditions of such NorthPoint Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such NorthPoint Superior Proposal and stating that it intends to make a NorthPoint Subsequent Determination. After providing such notice, NorthPoint shall provide a reasonable opportunity to Verizon, and shall cooperate in good faith with Verizon, to make such adjustments in the terms and conditions of this Agreement as would enable NorthPoint to proceed with its recommendation to its stockholders without a NorthPoint Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the parties at the time. Notwithstanding any NorthPoint Subsequent Determination, this Agreement shall be submitted by NorthPoint to the stockholders of NorthPoint at the NorthPoint Stockholders' Meeting for the purpose of adopting this Agreement and approving the Merger and nothing herein will be deemed to relieve NorthPoint of such obligation.

            (c) For purposes of this Agreement, a NorthPoint Subsequent Determination shall be deemed to include, without limitation, any action or activity described in clauses (i), (ii) or (iii) of paragraph (b) of this
Section 7.2.

            Section 7.3 Additional Agreements.

            (a) Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to effect all necessary filings under the 1933 Act, the Exchange Act and the HSR Act. Without limiting the generality of the foregoing, each of Verizon and NorthPoint shall promptly prepare and file a Premerger Notification in accordance with the HSR Act, shall promptly comply with any requests for additional information, and shall use its commercially reasonable efforts to obtain termination of the waiting period thereunder as promptly as practicable.

            (b) Each of Verizon and NorthPoint shall, in connection with the efforts referenced in Section 7.3(a) hereof, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any material communication received by such party from, or given by such party to any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

            (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.3(a) and (b) hereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered or promulgated or enforced by a Governmental Entity which would make the Merger, the Asset Contribution or the other transactions contemplated hereby illegal or otherwise prohibit or materially impair or delay consummation of the transactions contemplated hereby, each of Verizon and NorthPoint shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding, to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable.

            (d) Nothing in this Agreement shall require Parent, NorthPoint, Verizon or their respective Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permit the sale, holding separate or other disposition, of any assets of Parent, NorthPoint, Verizon or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Government Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner, in the aggregate, would have a Material Adverse Effect on Parent, NorthPoint, Verizon or the Verizon DSL Business, after giving effect to the Merger.

            (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a Party's right to terminate this Agreement pursuant to Section 9.1 hereof so long as such Party has up to then complied in all respects with its obligations under this Section 7.3.

            Section 7.4 Access to Information.

            (a) Upon reasonable notice by Verizon, NorthPoint shall, and shall cause its Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to, afford the officers, employees, auditors, counsel and agents of Verizon with reasonable access during normal business hours to NorthPoint's and its Subsidiaries' officers, employees, auditors, counsel agents, properties, offices and other facilities and to their respective books and records, and shall furnish Verizon with financial, operating and other data and information as Verizon may reasonably request, including in connection with confirmatory due diligence.

            (b) Verizon agrees that all information received from NorthPoint pursuant to Section 7.4(a) hereof shall be deemed received pursuant to the Nondisclosure Agreement and Verizon shall comply, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors and agents ("Party Representatives") to comply, with the provisions of the Nondisclosure Agreement with respect to such information and the provisions of the Nondisclosure Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided that such information may be used for any purpose contemplated hereby.

            (c) Upon reasonable notice by NorthPoint, Verizon shall afford, and shall cause its Subsidiaries and its and their officers, directors, employees, auditors, counsel and agents to afford, the officers, employees, auditors, counsel and agents of NorthPoint with reasonable access during normal business hours to Verizon's and its Subsidiaries' officers, employees, auditors, counsel agents, properties, offices and other facilities and to their respective books and records, but in each case only to the extent related to the Verizon DSL Business, and shall furnish NorthPoint with financial, operating and other data and information regarding the Verizon DSL Business as NorthPoint may reasonably request, including in connection with confirmatory due diligence.

            (d) NorthPoint agrees that all information received from Verizon pursuant to Section 7.4(c) hereof shall be deemed received pursuant to the Nondisclosure Agreement and NorthPoint shall comply, and shall cause its Subsidiaries and each of its and their Party Representatives to comply, with the provisions of the Nondisclosure Agreement with respect to such information and the provisions of the Nondisclosure Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided that such information may be used for any purpose contemplated hereby.

            Section 7.5 Public Announcements. None of the Parties shall issue any press release or public statement with respect to this Agreement or the transactions contemplated hereby, including the Merger and the other agreements referred to herein, without the other Parties' prior consent, except as may be required by applicable law or court process. In addition, the Parties will consult with each other, and will provide each other with a reasonable opportunity to review and comment upon, any such press release or other public statements prior to their issuance. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

            Section 7.6 Indemnification; Maintenance of NorthPoint's Indemnification, Directors' and Officers' Insurance. For a period of six years after the Effective Time, Parent shall cause NorthPoint to, and Parent shall, maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by NorthPoint (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to all possible claims arising from facts or events which occurred on or before the Effective Time. Parent shall cause NorthPoint to maintain in effect (a) the current provisions regarding indemnification of officers and directors contained in the charter and by-laws of NorthPoint and each of its Subsidiaries until the statutes of limitations for all possible claims have run; provided that Parent need not cause NorthPoint to maintain in effect indemnification provisions contained in the charter and by-laws of its Subsidiaries if and to the extent that Parent assumes such indemnity obligations; and (b) any directors, officers or employees indemnification agreements of NorthPoint and its respective Subsidiaries. Parent shall cause NorthPoint to, and Parent shall, indemnify the directors and officers of NorthPoint and Parent, respectively, to the fullest extent to which NorthPoint and Parent are permitted to indemnify such officers and directors under applicable law. As of the Effective Time, Parent shall unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NorthPoint under the foregoing indemnification arrangements.

            Section 7.7 Stock Market Listing. Each of the Parties shall use its commercially reasonable best efforts to obtain, prior to the Effective Time, the approval for listing on Nasdaq, effective upon official notice of issuance, of the shares of Parent Common Stock into which the NorthPoint Common Stock will be converted pursuant to Article II hereof and which will be issuable upon exercise of options pursuant to Section 2.7 hereof.

            Section 7.8 Post-Merger Parent Board of Directors.

            (a) At the Effective Time, the Board of Directors of Parent shall consist of nine directors, of which six directors shall be individuals selected by Verizon (three of whom shall be independent directors within the meaning of the rules of Nasdaq) and three directors shall be individuals selected by NorthPoint.

            (b) For a period of 18 months following the Closing, Verizon shall vote all of its shares of capital stock of Parent at each regular or special meeting of the stockholders of Parent called for the purpose of filling a position on the Board of Directors of Parent, or in any written consent executed in lieu of such meeting of stockholders, and shall use its reasonable efforts to cause each and every NorthPoint Nominee (as defined in the By-laws of Parent attached hereto as Exhibit C) to be elected to the Board of Parent in accordance with By-laws of Parent, as amended from time to time.

            Section 7.9 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the Persons who may be deemed to be Rule 145 Affiliates of NorthPoint or Verizon. The shares of Parent Common Stock issuable upon exercise of options issuable pursuant to Section 2.7 hereof shall be registered under the 1933 Act and such registration shall be effective at the time of issuance.

            Section 7.10 Affiliates. NorthPoint (i) has disclosed to Verizon in Section 7.10 of the NorthPoint Disclosure Schedule all Persons who are, or may be, as of the date hereof its Rule 145 Affiliates under the Securities Act, and (ii) shall use all commercially reasonable efforts to cause each Person who is identified as an "affiliate" of it in Section 7.10 of the NorthPoint Disclosure Schedule to deliver to Verizon as promptly as practicable but in no event later than 48 hours prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit D. NorthPoint shall notify Verizon from time to time of any other Persons who then are, or may be, such an "affiliate" and use all commercially reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section
7.10.

            Section 7.11 Blue Sky. Verizon, NorthPoint and Parent will use their best efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

            Section 7.12 Tax-Free Reorganization.

            (a) Each of the Parties will use its best efforts to cause (i) the Asset Contribution and the Merger to qualify as a transaction described in Section 351 of the Code and (ii) the Merger to qualify as a transaction described in Section 351 of the Code and a tax-free reorganization under
Section 368(a) of the Code, and none of the Parties will take any action that would cause (A) the Merger to fail to qualify as either (x) a transaction qualifying under Section 351 of the Code or (y) a tax-free reorganization under Section 368(a) of the Code or (B) the Asset Contribution to qualify as a transaction qualifying under Section 351 of the Code (it being agreed that it shall not be a violation of this Section 7.12(a) if the payment of the Cash Consideration Amount causes the Merger not to qualify as a tax-free reorganization under Section 368(a) of the
Code).

            (b) NorthPoint will deliver an Officer's Certificate substantially in the form of Exhibit E, Parent will deliver an Officer's Certificate substantially in the form of Exhibit F and Verizon will deliver an Officer's Certificate substantially in the form of Exhibit G, in each case executed as of the date of the Proxy Statement and as of the Closing Date, and as may be reasonably requested by counsel to any Party. NorthPoint will use its commercially reasonable efforts to procure from each NorthPoint stockholder that will hold five percent or more of the Parent Common Stock outstanding immediately following the Merger and Asset Contribution, a certificate, executed as of the date of the Proxy Statement and the Closing Date, substantially to the effect that such stockholder has no plan or intention to sell or otherwise dispose of such Parent Common Stock received in the Merger.

            Section 7.13 Employment and Employee Benefits Matters.

Concurrently with the execution of this Agreement, NorthPoint and Verizon are entering into an Employee Matters Agreement substantially in the form attached as Exhibit I hereto.

            Section 7.14 Indemnification by Verizon.

            (a) Verizon shall indemnify, save and hold harmless NorthPoint and its Subsidiaries, and their respective directors, officers, stockholders and employees (the "NorthPoint Indemnified Parties"), from and against any and all losses, liabilities, damages, lawsuits, claims, demands and expenses (including without limitation reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement) incurred by the NorthPoint Indemnified Parties in connection with, arising out of, or resulting from any claims against Verizon that have been or will be asserted in respect of the Verizon DSL Assets in actions captioned Covad Communications Co. et al. v. Bell Atlantic Corporation, District Court for the District of Columbia, Christopher Specht v. Bell Atlantic Corporation, Supreme Court of New York, and Walter Scott et al. v. Bell Atlantic Corporation and Bell Atlantic Internet Solutions, Inc., Supreme Court of New York, but only to the extent arising out of claims against the Verizon DSL Assets in respect of actions taken by Verizon prior to the Effective Time.

            (b) If a NorthPoint Indemnified Party shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any Action (a "Third Party Claim") with respect to which Verizon may be obligated to provide indemnification, such NorthPoint Indemnified Party shall give Verizon written notice thereof promptly after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by or is claimed against such NorthPoint Indemnified Party. Such notice shall be a condition precedent to any liability by Verizon for any Third Party Claim under the provisions for indemnification contained in this Agreement.

            (c) Verizon may, in its sole discretion, elect to compromise, settle or defend, at Verizon's own expense and by Verizon's own counsel, any Third Party Claim without the prior consent of any NorthPoint
Indemnified Party.

            (d) If Verizon chooses to defend any claim, the applicable NorthPoint Indemnified Party shall make available to Verizon any personnel or any books, records or other documents within its control that are necessary or appropriate for such defense.

            (e) Notwithstanding anything else in this Section 7.14, if an offer of compromise or settlement is received by Verizon with respect to a Third Party Claim and Verizon notifies the applicable NorthPoint Indemnified Party in writing of Verizon's willingness to compromise or settle such Third Party Claim as to Verizon and such NorthPoint Indemnified Party declines to accept such compromise or settlement as applied to such Indemnified Third Party following Verizon's entering into such compromise or settlement, such NorthPoint Indemnified Party may continue to contest such Third Party Claim as to itself, free of any participation by Verizon, at such NorthPoint Indemnified Party's sole expense. In such event, the obligation of Verizon to such NorthPoint Indemnified Party with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of compromise or settlement which such NorthPoint Indemnified Party declined to accept plus the costs and expenses of such NorthPoint Indemnified Party prior to the date Verizon notifies such NorthPoint Indemnified Party of the offer to compromise or settle and (ii) the actual out-of-pocket amount such NorthPoint Indemnified Party is obligated to pay as a result of such NorthPoint Indemnified Party's continuing to contest such Third Party Claim. Verizon shall be entitled to recover (by setoff or otherwise) from an NorthPoint Indemnified Party any additional expenses incurred by Verizon as a result of such NorthPoint Indemnified Party's decision to continue to contest such Third Party Claim.

            (f) If the amount of any indemnifiable loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the applicable NorthPoint Indemnified Party to Verizon.

            (g) In the event of payment by Verizon to any NorthPoint Indemnified Party in connection with any Third Party Claim, Verizon shall be subrogated to and shall stand in the place of such NorthPoint Indemnified Party as to any events or circumstances in respect of which such NorthPoint Indemnified Party may have any right or claim relating to such Third Party Claim. Such NorthPoint Indemnified Party shall cooperate with Verizon in a reasonable manner, and, at the cost and expense of Verizon, in prosecuting any subrogated right or claim.

            Section 7.15 Preemptive Right. If, from and after the Effective Time and until the second anniversary of the date hereof, Parent determines to issue any shares of any class of capital stock or any securities convertible into capital stock (other than (i) issuances of pro rata stock dividends to holders of Parent Common Stock and (ii) stock issued upon the exercise of a Mirror Equity Right), Verizon shall be entitled to purchase, at a price and on such terms as are no less favorable to Verizon than offered by Parent to the proposed transferee, additional shares of such capital stock or securities convertible into capital stock in such amounts as is necessary to maintain Verizon's percentage ownership of the outstanding Parent Common Stock equal to the Verizon Ownership Percentage as of the Effective Time; provided, that in the event that Verizon exercises its preemptive right in connection with the issuance of shares issued by NorthPoint upon the exercise of options granted after the Effective Time, the applicable purchase price for such shares shall be the last sale price on Nasdaq (as reported in The Wall Street Journal) on the business day immediately preceding the date of such issuance. In connection with Verizon's preemptive right, Parent shall provide written notice to Verizon no later than ten days prior to any issuance giving rise to such preemptive right.

            Section 7.16 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties to this Agreement shall take all such necessary action.


                                ARTICLE VIII

            CONDITIONS TO THE ASSET CONTRIBUTION AND THE MERGER

            Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Asset Contribution and the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. The NorthPoint Stockholder Approval shall have been obtained;

            (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree, injunction or administrative order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which is in effect and has the effect of making the Asset Contribution or the Merger illegal or otherwise prohibiting the consummation of the Merger;

            (c) HSR Act. Any waiting period applicable to the consummation of the Asset Contribution and the Merger under the HSR Act shall have expired or been terminated;

            (d) Regulatory Matters. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, other than Consents which, if not obtained, would not have a Material Adverse Effect on any of Parent (after the Effective Time), the Verizon DSL Business or NorthPoint, shall have been filed, have occurred or have been obtained (all such Consents being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such Governmental Entity, which would (or if implemented would) constitute a Material Adverse Effect on any of Parent, the Verizon DSL Business, Verizon or NorthPoint;

            (e) Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing by NorthPoint of the Proxy Statement to its stockholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

            (f) Blue Sky. All state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

            (g) Stock Exchange Listing. The shares of Parent Common Stock
(i) into which the NorthPoint Common Stock will be converted pursuant to
Article II hereof, (ii) to be issued to Verizon pursuant to Article II hereof and (iii) issuable upon the exercise of options issuable pursuant to
Section 2.7 hereof, shall have been duly approved for listing on Nasdaq, subject to official notice of issuance; and

            Section 8.2 Additional Conditions to Obligations of NorthPoint. The obligations of NorthPoint to effect the Merger are also subject to the fulfillment of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Verizon contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under Section 6.2 hereof, as applicable, or otherwise contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this
Section 8.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or will result in a Material Adverse Effect on the Verizon DSL Business;

            (b) Agreements and Covenants. Verizon shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

            (c) Certificates. NorthPoint shall have received a certificate of an executive officer of Verizon to the effect set forth in paragraphs
(a) and (b) above;

            (d) Tax Opinion. NorthPoint shall have received an opinion of Latham & Watkins, special counsel to NorthPoint, dated as of the Closing Date, in form and substance reasonably satisfactory to NorthPoint, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a non-recognition transaction under Section 368 and/or Section 351 of the Code and therefore: (i) no gain or loss will be recognized for federal income tax purposes by Parent, Merger Subsidiary or NorthPoint as a result of the formation of Merger Subsidiary and the Merger; and (ii) no gain or loss will be recognized for federal income tax purposes by the stockholders of NorthPoint (other than Verizon or any Affiliate of Verizon, the tax consequences to which will be addressed in a separate opinion of tax counsel to Verizon) upon their exchange of NorthPoint Common Stock and NorthPoint Preferred Stock solely for Parent Common Stock pursuant to the Merger, except with respect to cash received in the Merger. In rendering such opinion, Latham & Watkins may require and rely upon representations and covenants including representations and covenants substantially in the form of those contained in the NorthPoint, Parent and Verizon officer's certificates attached hereto as Exhibit E, Exhibit F and Exhibit G, respectively, and representations and covenants of holders of five percent of the Parent Common Stock outstanding immediately following the Merger and the Asset Contribution substantially to the effect that each such stockholder has no plan or intention to sell or otherwise dispose of such Parent Common Stock received in the Merger;

            (e) Asset Contribution. Verizon shall have contributed the Verizon DSL Assets to Parent as provided herein; and

            (f) Consents Under Verizon Agreements. Verizon shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except for the Consents referred to in Section 8.1(d) hereof and except for those consents or approvals the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Verizon DSL Business.

            Section 8.3 Additional Conditions to Obligations of Verizon. The obligations of Verizon to effect the Merger and the Asset Contribution are also subject to the fulfillment of the following conditions:

            (a) Representations and Warranties. The representations and warranties of NorthPoint contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under Section 6.1 hereof, as applicable, or otherwise contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this
Section 8.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or will result in a Material Adverse Effect on NorthPoint;

            (b) Agreements and Covenants. NorthPoint shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

            (c) Certificates. Verizon shall have received a certificate of an executive officer of NorthPoint to the effect set forth in paragraphs
(a) and (b) above;

            (d) Tax Opinion. Verizon shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Verizon, dated as of the Effective Time, in form and substance reasonably satisfactory to Verizon, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Asset Contribution together with the Merger constitutes a transfer of property under Section 351(a) of the Code and therefore no gain or loss will be recognized for federal income tax purposes by Verizon or Parent as a result of the Asset Contribution or the Merger. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations and covenants including representations and covenants substantially in the form of those contained in the NorthPoint, Parent and Verizon officer's certificates attached hereto as Exhibit E, Exhibit F and Exhibit G, respectively, and representations and covenants of holders of five percent or more of the Parent Common Stock outstanding immediately following the Merger and the Asset Contribution, substantially to the effect that each such stockholder has no plan or intention to sell or otherwise dispose of such Parent Common Stock received in the Merger.

            (e) Affiliate Agreements. Verizon shall have received the agreements required by Section 7.10 hereof to be delivered by the NorthPoint Rule 145 Affiliates, duly executed by each NorthPoint Rule 145 Affiliate.

            (f) Dissenting Shares. The number of shares of NorthPoint Common Stock in respect of which the holders have taken all steps required to be taken prior to the Effective Time, to the extent such steps are necessary, to permit such shares to be deemed Dissenting Shares shall not exceed 10% of the number of outstanding shares of NorthPoint Common Stock as of the record date of the NorthPoint Stockholders' Meeting.

            (g) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on NorthPoint.

            (h) Consents Under NorthPoint Agreements. NorthPoint shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except for the Consents referred to in Section 8.1(d) hereof and except for those consents or approvals which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on NorthPoint.

            (i) Employment Agreements. NorthPoint shall have entered into employment agreements with such senior management employees of NorthPoint as Verizon shall reasonably determine, which agreements shall be in form and substance reasonably satisfactory to Verizon.

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

            Section 9.1 Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of Verizon or NorthPoint:

            (a)   By mutual written consent of each of Verizon and NorthPoint;

            (b) By either of Verizon or NorthPoint if the Merger shall not have been consummated on or before the one year anniversary of the date hereof, provided that the Parties may mutually agree to extend such date to a date no later than the date that is eighteen months from the date hereof (such termination date, as it may be extended upon mutual agreement of the Parties, is referred to as the "Termination Date"). The right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any condition to be satisfied;

            (c) By either of Verizon or NorthPoint if after the date hereof a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

            (d) (i) by NorthPoint, (A) if Verizon shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Verizon prior to the Termination Date and (2) renders any condition under
Section 8.1 or 8.2 hereof incapable of being satisfied prior to the Termination Date, or (B) if a condition under Section 8.1 or 8.2 hereof to NorthPoint's obligations hereunder cannot be satisfied prior to the Termination Date;

                  (ii) by Verizon, (A) if NorthPoint shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by NorthPoint prior to the Termination Date and (2) renders any condition under Section 8.1 or 8.3 hereof incapable of being satisfied prior to the Termination Date, or (B) if a condition under Section 8.1 or 8.3 hereof to Verizon's obligations hereunder cannot be satisfied prior to the Termination Date;

            (e) By Verizon if the Board of Directors of NorthPoint (i) shall fail to include in the Proxy Statement its recommendation without modification or qualification that stockholders approve this Agreement and the Merger, (ii) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (iii) shall fail to reaffirm such approval or recommendation upon Verizon's request,
(iv) shall approve or recommend any Alternative Transaction or (v) shall resolve to take any of the actions specified in this Section 9.1(e); or

            (f) By either of Verizon or NorthPoint if the required approval of the stockholders of NorthPoint shall fail to have been obtained at a duly held stockholders meeting of such company, including any adjournments thereof.

            Section 9.2 Effect of Termination.

            (a) In the event of termination of this Agreement as provided in Section 9.1 hereof, and subject to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 9.2 and in Section 10.3 hereof, (ii) for breaches of the confidentiality obligations set forth in Section 7.4 hereof and (iii) nothing herein shall relieve any Party from liability for any willful breach hereof.

            (b) If this Agreement (i) is terminated by Verizon pursuant to
Section 9.1(e) hereof, (ii) could have been (but was not) terminated by Verizon pursuant to Section 9.1(e) hereof and is subsequently terminated by Verizon or NorthPoint pursuant to Section 9.1(f) hereof because of the failure to obtain the NorthPoint Stockholder Approval, (iii)(A) could not have been terminated by Verizon pursuant to Section 9.1(e) hereof but is subsequently terminated by Verizon or NorthPoint pursuant to Section 9.1(f) hereof because of the failure to obtain the NorthPoint Stockholder Approval, (B) prior to the NorthPoint Stockholders' Meeting there shall have been an offer or proposal for, an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage
in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction, involving NorthPoint or any of NorthPoint's Subsidiaries, and (C) within 12 months after the termination of this Agreement, NorthPoint enters into a definitive agreement with any Third Party with respect to an Alternative Transaction, or (iv) is terminated by Verizon as a result of NorthPoint's material breach of Section 7.1 or
Section 7.2(b) hereof which, in the case of Section 7.1 only, is not cured within 10 days after notice thereof to NorthPoint, NorthPoint shall pay to Verizon a termination fee of $100 million (the "Verizon Termination Fee").

            (c) The Verizon Termination Fee payable under Section 9.2(b) hereof shall be payable in cash, payable no later than one business day following the delivery of notice of termination to NorthPoint, or, if such fee shall be payable pursuant to clause (iii) of Section 9.2(b) hereof, such fee shall be payable no later than one business day following the day NorthPoint enters into the definitive agreement referenced in such clause
(iii).

            (d) Verizon and NorthPoint agree that the agreements contained in Section 9.2(b) hereof are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. In the event of any dispute as to whether any fee due under such
Section 9.2(b) is due and payable, the prevailing Party shall be entitled to receive from the other Party the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

            Section 9.3 Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of NorthPoint, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of NorthPoint Common Stock upon consummation of the Merger, or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of NorthPoint (it being understood and agreed that any agreement by the Parties to extend the Termination Date shall not be deemed to adversely affect the holders of any class or series of securities of NorthPoint). This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

            Section 9.4 Waiver. At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.


                                 ARTICLE X

                             GENERAL PROVISIONS

            Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1 hereof, as the case may be, except that (a) the agreements set forth in Article I, Article III and Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 3.2, 3.3, 6.4, 6.5, 6.6, 6.7, 6.8,
7.6, 7.8, 7.12, 7.14, 7.15 and 7.16 hereof and the representations in the NorthPoint and Verizon officers' certificates delivered in accordance with
Section 7.12 hereof shall survive the Effective Time indefinitely, (b) the agreements and representations set forth in Sections 7.4(b), 9.2 and 10.3 hereof shall survive termination indefinitely and (c) nothing contained herein shall limit any covenant or Agreement of the Parties which by its terms contemplates performance after the Effective Time.

            Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

            (a)   if to Verizon, Parent or Merger Subsidiary:

                  Bell Atlantic Corporation
                  (d/b/a Verizon Communications)
                  1717 Arch Street, 29th Floor
                  Philadelphia, PA 19103
                  Attention:    Stephen E. Smith
                  Telecopy No.: (215) 557-7249

                  with copies to:

                  Bell Atlantic Corporation
                  (d/b/a Verizon Communications)
                  1095 Avenue of the Americas
                  New York, New York  10036
                  Attention:     Marianne Drost
                  Telecopy No.:  (212) 764-2739

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attention:     Peter Allan Atkins, Esq.
                                 Martha E. McGarry, Esq.
                  Telecopy No.:  (212) 735-2000

            (b)   if to NorthPoint:

                  NorthPoint Communications Group, Inc.
                  303 Second Street, South Tower
                  San Francisco, CA  94107
                  Attention:    Michael P. Glinsky
                  Telecopy No.: (415) 403-4004

                  with a copy to:

                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Suite 1300
                  Washington, DC 20004
                  Attention:  James F. Rogers, Esq.
                  Telecopy:   (202) 637-2201

            Section 10.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Proxy Statement and the prospectus included in the Registration Statement, as well as the filing fees related thereto and any filing fee required in connection with the filing of Premerger Notifications under the HSR Act, shall be shared equally by Verizon and NorthPoint. NorthPoint will pay any real property transfer or similar Taxes imposed on it in connection with this Agreement and the transactions contemplated hereby.

            Section 10.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "1933 Act" means the Securities Act of 1933, as the same may be amended from time to time, and "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

            (b) "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

            (c) "Alternative Transaction" means, whether in the form of an inquiry, a proposal or intended proposal, a signed agreement or completed action, as the case may be, any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Verizon and its respective Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of NorthPoint, whether from Verizon or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with, NorthPoint or any of its Subsidiaries by a merger or other business combination (including any so-called "merger-of-equals" and whether or not NorthPoint or any of its Subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of 20% or more in value of the assets (including for this purpose the outstanding equity securities of Subsidiaries of NorthPoint and any entity surviving any merger or business combination including any of them) of NorthPoint or any of its Subsidiaries.

            (d) "commercially reasonable efforts" shall mean those efforts necessary or advisable to advance the interests of the Parties in achieving the purposes and specific requirements and satisfying the conditions of this Agreement, provided that such efforts will not require or include either expense or conduct not ordinarily incurred or engaged in by Parties seeking to implement agreements of this type unless part of a separate mutual understanding of the Parties not contained in this Agreement whether reached before or after the Agreement is executed.

            (e) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

            (f) "Environmental Law" means any law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property in connection with any Hazardous Substance.

            (g) "Equity Right" means any subscription, option, warrant, call, commitment, agreement, conversion right or other right of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of a Person.

            (h) "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

            (i) "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as the same may be amended from time to time.

            (j) "knowledge" of any Party shall mean the actual knowledge of the executive officers of such Party.

            (k)   "Material Adverse Effect" means

                  (i) in the case of NorthPoint or Parent, any fact, event, change or effect having, or which will have, a material adverse effect on the business, operations, properties (including intangible properties), financial condition, assets or liabilities of NorthPoint or Parent, as the case may be, and its Subsidiaries taken as a whole, but shall not include facts, events, changes or effects that are generally applicable to (A) the data industry, (B) the United States economy or (C) the United States securities markets generally or the Nasdaq Technology Index in particular, nor shall it include any fact, event, change or effect caused predominantly by Verizon's involvement in the transactions contemplated by this Agreement; and

                  (ii) in the case of the Verizon DSL Business or Verizon, any fact, event, change or effect having, or which will have, a material adverse effect on the business, operations, properties (including intangible properties), financial condition, assets or liabilities of the Verizon DSL Business or Verizon, as the case may be, but shall not include facts, events, changes or effects that are generally applicable to (A) the data industry, (B) the United States economy or (C) the United States securities markets generally or the Nasdaq Technology Index in particular, nor shall it include any fact, event, change or effect caused predominantly by NorthPoint's involvement in the transactions contemplated by this Agreement.

            (l) "Material Investment" means, as to NorthPoint, any Person which NorthPoint directly or indirectly holds the stock of, or other equity interest in, provided the lesser of the fair market value or book value of such interest exceeds $2 million, excluding, however, any Person which is a Subsidiary of NorthPoint.

            (m) "NorthPoint Equity Right" means any Equity Right to purchase or otherwise acquire any shares of capital stock of NorthPoint from NorthPoint or any of its Subsidiaries, at any time or upon the happening of any stated event, including any right to purchase shares of NorthPoint Common Stock under any employee stock purchase plan of NorthPoint.

            (n) "NorthPoint's Line of Business" means data transport services (including but not limited to xDSL, asynchronous transfer mode, frame relay, internet protocol), and associated value-added services (including but not limited to virtual private networks, content delivery, applications service delivery, webcasting, web hosting, video conferencing, voice over DSL, local area network and customer network setup and support, network security applications) on a wholesale basis, as well as OSS and consumer premises equipment sales, leasing and training.

            (o) "NorthPoint Superior Proposal" means any written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction (provided that (A) for the purposes of this definition, the applicable percentage in clause (i) of the definition of Alternative Transaction shall be fifty percent (50%) and (B) such Alternative Transaction provides for the acquisition of all outstanding preferred equity of NorthPoint held by Verizon and the repayment of all outstanding indebtedness owed by NorthPoint to Verizon) which the Board of Directors of NorthPoint in good faith concludes (after consultation with a financial advisor of nationally recognized reputation and receiving the advice of its outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal
(i) would, if consummated, result in a transaction that is more favorable to NorthPoint stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

            (p)   "Parties" means Verizon, Parent, Merger Subsidiary and
NorthPoint.

            (q) "Person" means an individual, corporation, partnership, association, trust, estate, limited liability company, labor union, unincorporated organization, entity or group (as defined in the Exchange
Act).

            (r) "Rule 145 Affiliates" means an affiliate within the meaning of Rule 145 promulgated under the 1933 Act.

            (s) "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            (t) "Transferred Employee" means the Verizon DSL Employees who shall be employed by Parent or any of its Subsidiaries at the Effective Time pursuant to the Employee Matters Agreement.

            (u) "Verizon DSL Business" shall mean the DSL wholesale business operations of Verizon and its Subsidiaries as conducted on the date hereof.

            (v) "Verizon DSL Employees" shall mean the employees of Verizon who, in their capacity as employees, have responsibilities related exclusively to the Verizon DSL Business.

            Section 10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

            Section 10.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits hereto, and the Nondisclosure Agreement constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 7.6 and
Section 7.8 hereof, is not intended to confer upon any Person other than Verizon, NorthPoint, Parent and Merger Subsidiary and, after the Effective Time, their respective stockholders, any rights or remedies hereunder.

            Section 10.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties hereto, provided that Verizon may designate one or more of its Affiliates to hold the shares of Parent Common Stock issuable to Verizon hereunder.

            Section 10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

            Section 10.1 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

            Section 10.1 Interpretation.

            (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

            (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (c) A reference to any Party or to any party and to any other agreement or document shall include such party's successors and permitted assigns.

            (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

            (e) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.


            IN WITNESS WHEREOF, Verizon, NorthPoint, Parent and Merger Subsidiary have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              NORTHPOINT COMMUNICATIONS
                                 GROUP, INC


                              By:
                                  -----------------------------
                                  Name:
                                  Title:


                              BELL ATLANTIC CORPORORATION
                              (D/B/A VERIZON COMMUNICATIONS)


                              By:
                                  ------------------------------------
                                  Name:
                                  Title:


                              VERIZON VENTURES I INC.


                              By:
                                  -----------------------------
                                  Name:
                                  Title:


                              VERIZON VENTURES II INC.


                              By:
                                  -----------------------------
                                  Name:
                                  Title:



                                                                    EXHIBIT B


                            AMENDED AND RESTATED

                      CERTIFICATE OF INCORPORATION OF

                          VERIZON VENTURES I INC.

            The undersigned, ________________, certifies that she is President of Verizon Ventures I Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), and does hereby certify as follows:

      1. The current name of the Corporation is Verizon Ventures I Inc.

      2. The name under which the Corporation was originally incorporated was Verizon Ventures I Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 2000.

      3. This Amended and Restated Certificate of Incorporation was duly adopted by and in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

      4. This Amended and Restated Certificate of Incorporation not only restates and integrates, but also amends the provisions of the Corporation's Certificate of Incorporation.

      5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

      FIRST: The name of the Corporation is NorthPoint Communications Group, Inc. (the "Corporation").

      SECOND: The address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

      FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 510,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

            (b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

                  (1) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

                  (2) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

                  (3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

                  (4) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

                  (5) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

            (c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

      FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (b) The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, and such number shall never be less than three nor more than thirteen. Election of directors need not be by written ballot unless the By-Laws so provide.

            (c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

            (d) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled solely by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

            (e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

      SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

      SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

            The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

            The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

            Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

      EIGHTH: Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes may be called only at the direction of a majority of the Board of Directors. The ability of the stockholders to call a special meeting is hereby specifically denied.

      NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action prior to [date]* is hereby specifically denied. Notwithstanding the foregoing, at any time after [date], action may be taken without a meeting by written consent pursuant to Section 228 of the GCL.

      TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

      ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware and subject to the applicable provisions set forth in the Corporation's By-Laws, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

      TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation's By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

                            * * * * * * *


-------------
* Date which is eighteen months following the Closing Date under the Agreement and Plan of Merger, dated as of August 7, 2000, by and among the Corporation, NorthPoint Communications Group, Inc. and Verizon Ventures II Inc.


            IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of this __ day of _______, 200_ in its name and on its behalf by its President, pursuant to
Section 103 of the General Corporation Law of the State of Delaware.


                                    VERIZON VENTURES I INC.



                                    By:______________________________________
                                       Name:
                                       Title: President




                                                                   EXHIBIT C








                            AMENDED AND RESTATED

                                  BY-LAWS

                                     OF

                   NORTHPOINT COMMUNICATIONS GROUP, INC.
                (FORMERLY KNOWN AS VERIZON VENTURES I INC.)












                        Effective ________ __, 200__



                                                                      PAGE

                                 ARTICLE I

                                  OFFICES

 Section 1.  Principal Executive Office  . . . . . . . . . . . . . . . .  1
 Section 2.  Other Offices . . . . . . . . . . . . . . . . . . . . . . .  1

                                 ARTICLE II

                          MEETINGS OF STOCKHOLDERS

 Section 1.  Place of Meetings . . . . . . . . . . . . . . . . . . . . .  1
 Section 2.  Annual Meetings . . . . . . . . . . . . . . . . . . . . . .  2
 Section 3.  Special Meetings  . . . . . . . . . . . . . . . . . . . . .  2
 Section 4.  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
 Section 5.  Adjourned Meetings and Notice Thereof . . . . . . . . . . .  2
 Section 6.  Proxies . . . . . . . . . . . . . . . . . . . . . . . . . .  3
 Section 7.  Voting  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
 Section 8.  Nature of Business at Meetings of Stockholders  . . . . . .  4
 Section 9.  List of Stockholders Entitled to Vote . . . . . . . . . . .  5
 Section 10. Stock Ledger  . . . . . . . . . . . . . . . . . . . . . . .  5
 Section 11. Record Date   . . . . . . . . . . . . . . . . . . . . . . .  6
 Section 12. Inspectors of Election  . . . . . . . . . . . . . . . . . .  6
 Section 13. Chairman and Secretary at Meetings  . . . . . . . . . . . .  7

                                ARTICLE III

                                 DIRECTORS

 Section 1.  Powers  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
 Section 2.  Certain Definitions . . . . . . . . . . . . . . . . . . . .  7
 Section 3.  Number of Directors . . . . . . . . . . . . . . . . . . . .  9
 Section 4.  Election of Directors . . . . . . . . . . . . . . . . . . .  9
 Section 5.  Nomination of Directors . . . . . . . . . . . . . . . . . . 11
 Section 6.  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . 12
 Section 7.  Organization  . . . . . . . . . . . . . . . . . . . . . . . 12
 Section 8.  Resignations and Removals of Directors  . . . . . . . . . . 12
 Section 9.  Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . 12
 Section 10. Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
 Section 11. Actions of Board  . . . . . . . . . . . . . . . . . . . . . 13
 Section 12. Approvals   . . . . . . . . . . . . . . . . . . . . . . . . 13
 Section 13. Meetings by Means of Conference Telephone   . . . . . . . . 14
 Section 14. Committees  . . . . . . . . . . . . . . . . . . . . . . . . 14
 Section 15. Compensation  . . . . . . . . . . . . . . . . . . . . . . . 15
 Section 16. Interested Directors  . . . . . . . . . . . . . . . . . . . 15

                                 ARTICLE IV

                                  OFFICERS

 Section 1.  Titles and Relation to Board of Directors . . . . . . . . . 16
 Section 2.  Election, Term of Office and Vacancies  . . . . . . . . . . 16
 Section 3.  Resignation . . . . . . . . . . . . . . . . . . . . . . . . 17
 Section 4.  Compensation  . . . . . . . . . . . . . . . . . . . . . . . 17
 Section 5.  Chairman of the Board . . . . . . . . . . . . . . . . . . . 17
 Section 6.  Chief Executive Officer . . . . . . . . . . . . . . . . . . 17
 Section 7.  President and Vice Presidents . . . . . . . . . . . . . . . 17
 Section 8.  Secretary   . . . . . . . . . . . . . . . . . . . . . . . . 18
 Section 9.  Treasurer . . . . . . . . . . . . . . . . . . . . . . . . . 18
 Section 10.  ther Officers and Agents   . . . . . . . . . . . . . . . . 19

                                 ARTICLE V

                                   STOCK

 Section 1.  Form of Certificates  . . . . . . . . . . . . . . . . . . . 19
 Section 2.  Signatures  . . . . . . . . . . . . . . . . . . . . . . . . 19
 Section 3.  Lost, Destroyed, Stolen or Mutilated Certificates . . . . . 19
 Section 4.  Transfers . . . . . . . . . . . . . . . . . . . . . . . . . 19
 Section 5.  Transfer and Registry Agents. . . . . . . . . . . . . . . . 20
 Section 6.  Beneficial Owners . . . . . . . . . . . . . . . . . . . . . 20

                                 ARTICLE VI

                                  NOTICES

 Section 1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 Section 2.  Waivers of Notice . . . . . . . . . . . . . . . . . . . . . 21

                                ARTICLE VII

                             GENERAL PROVISIONS

 Section 1.  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . 21
 Section 2.  Disbursements . . . . . . . . . . . . . . . . . . . . . . . 21
 Section 3.  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . 22
 Section 4.  Corporate Seal  . . . . . . . . . . . . . . . . . . . . . . 22

                                ARTICLE VIII

                              INDEMNIFICATION

 Section 1.  Power to Indemnify in Actions, Suits or Proceedings
             Other than Those by or in the Right of the Corporation  . . 22
 Section 2.  Power to Indemnify in Actions, Suits or Proceedings
             by or in the Right of the Corporation . . . . . . . . . . . 22
 Section 3.  Authorization of Indemnification  . . . . . . . . . . . . . 23
 Section 4.  Good Faith Defined  . . . . . . . . . . . . . . . . . . . . 23
 Section 5.  Indemnification by a Court  . . . . . . . . . . . . . . . . 24
 Section 6.  Expenses Payable in Advance . . . . . . . . . . . . . . . . 24
 Section 7.  Nonexclusivity of Indemnification and Advancement of
             Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .25
 Section 8.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 25
 Section 9.  Certain Definitions . . . . . . . . . . . . . . . . . . . . 25
 Section 10. Survival of Indemnification and Advancement of Expenses   . 26
 Section 11. Limitation on Indemnification   . . . . . . . . . . . . . . 26
 Section 12. Indemnification of Employees and Agents   . . . . . . . . . 26

                                 ARTICLE IX

                                 AMENDMENTS

 Section 1.  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . 26


                                  BY-LAWS

                                     OF

                   NORTHPOINT COMMUNICATIONS GROUP, INC.
                (FORMERLY KNOWN AS VERIZON VENTURES I INC.)

                AMENDED AND RESTATED AS OF __________, 200__

                   (hereinafter called the "Corporation")


                                 ARTICLE I

                                  OFFICES

           Section 1. Principal Executive Office. The principal executive office of the Corporation is hereby fixed and located at 303 Second Street, San Francisco, California. The Board of Directors is hereby granted full power and authority to change the place of said principal executive office from time to time.

           Section 2. Other Offices. The registered office of the Corporation in the State of Delaware is hereby fixed and located at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, c/o The Corporation Trust Company. The Board of Directors is hereby granted full power and authority to change the place of said registered office within the State of Delaware from time to time. The Corporation may also have offices in such other places in the United States or elsewhere as the Board of Directors may from time to time designate or as the business of the Corporation may from time to time require.


                                 ARTICLE II

                          MEETINGS OF STOCKHOLDERS

           Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

           Section 2. Annual Meetings. The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect directors, and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

           Section 3. Special Meetings. Unless otherwise prescribed by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), special meetings of stockholders, for any purpose or purposes, may be called only at the direction of a majority of the Board of Directors in accordance with the provisions of the Certificate of Incorporation. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of the stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

           Section 4. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

           Section 5. Adjourned Meetings and Notice Thereof. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the chairman of such meeting or by the vote of a majority of the shares present in person or represented by proxy at such meeting, but in the absence of a quorum no other business may be transacted at such meeting.

           Notice of an adjourned meeting need not be given if (a) the meeting is adjourned for thirty days or less, (b) the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, and (c) no new record date is fixed for the adjourned meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.

           Section 6. Proxies. Any stockholder entitled to vote may do so in person or by his or her proxy appointed by an instrument in writing or by electronic proxy subscribed by such stockholder or by his or her attorney thereunto authorized, delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

      (1) A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

      (2) A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.

 Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

           Section 7. Voting. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on such question, voting as a single class. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

           Section 8. Nature of Business at Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 8 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 8.

           In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

           To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

           To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

           No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 8, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 8 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

           Section 9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

           Section 10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

           Section 11. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall not be more than 60 nor less than 10 days before the date of such meeting; and (2) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

           Section 12. Inspectors of Election. In advance of any meeting of stockholders, the Board by resolution or the Chairman or President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

           Section 13. Chairman and Secretary at Meetings. At any meeting of stockholders, the Chairman of the Board of Directors, or in his or her absence, a person designated by the Board of Directors, shall preside at and act as chairman of the meeting. The Secretary, or in his or her absence a person designated by the chairman of the meeting, shall act as secretary of the meeting.


                                ARTICLE III

                                 DIRECTORS

           Section 1. Powers. Subject to any limitations contained in the Certificate of Incorporation, these By-laws or the Delaware General Corporation Law (the "DGCL") as to actions to be authorized or approved by the stockholders, and subject to the duties of directors as prescribed by these By-laws, all corporate powers shall be exercised by or under the ultimate direction of, and the business and affairs of the Corporation shall be managed by, or under the ultimate direction of, the Board of Directors.

           Section 2.   Certain Definitions.  For purposes of these By-laws:

           Any person shall be deemed to "beneficially own", to have "beneficial ownership" of, or to be "beneficially owning" any securities (which securities shall also be deemed "beneficially owned" by such person) that such person is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

           "Independent Director" means a director of the Corporation who falls within the definition of "independent director" under the rules of the Nasdaq Stock Market or any other securities exchange on which the Corporation's common stock is then listed.

           "Merger Closing Date" means that date upon which the Agreement and Plan of Merger, dated as of August 7, 2000, between Verizon, NorthPoint, Verizon Ventures I Inc. and the Corporation (the "Merger Agreement"), is consummated in accordance with its terms.

           "NorthPoint" means NorthPoint Communications Group, Inc., a Delaware corporation formed on May 17, 1997.

           "NorthPoint Directors" means NorthPoint Nominees who are elected or appointed to serve as members of the Board of Directors.

           "NorthPoint Nominating Committee" means the nominating committee consisting of those persons designated as the initial NorthPoint Directors by NorthPoint in accordance with the Merger Agreement as of the Merger Closing Date and such other persons who are nominated by such nominating committee to serve as their replacements, which will have the authority to designate each subsequent NorthPoint Director.

           "NorthPoint Nominees" means such persons as are so designated by NorthPoint or by the NorthPoint Nominating Committee, as such designations may change from time to time, to serve as members of the Board of Directors.

           "Person" means any individual, group, corporation, partnership, joint venture, trust, business, association, organization, governmental entity or other entity.

           "Verizon" means Bell Atlantic Corporation (d/b/a Verizon Communications), a Delaware corporation.

           "Verizon Directors" means Verizon Nominees who are elected or appointed to serve as members of the Board of Directors.

           "Verizon Nominating Committee" means the nominating committee consisting of those persons designated as the initial Verizon Directors by Verizon in accordance with the Merger Agreement as of the Merger Closing Date and such other persons who are nominated by such nominating committee to serve as their replacements, which will have the authority to designate each subsequent Verizon Director, including the Independent Directors.

           "Verizon Nominees" means such persons as are so designated by the Verizon Nominating Committee, as such designations may change from time to time, to serve as members of the Board of Directors.

           Section 3. Number of Directors. For a period of eighteen months immediately following the Merger Closing Date, the Corporation shall have nine directors. Thereafter, the authorized number of directors of this Corporation shall be not less than three nor more than thirteen, with the exact number of directors within such range fixed from time to time by resolution of the Board of Directors.

           Section 4. Election of Directors. Directors shall be elected by the stockholders of the Corporation, and each director so elected shall hold office until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Directors need not be stockholders.

           Section 5.  Nomination of Directors.  (a)  Except as set forth in
 Section 5(b), only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 2.

           In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

           To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

           To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director if elected.

           Except as set forth in Section 5(b) of Article III, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.
 If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

                (b) For a period of 18 months immediately following the Merger Closing Date, the Corporation shall exercise all authority under applicable law to cause any slate of directors presented to stockholders for election to the Board of Directors to consist of such nominees that, if elected, would result in the entire Board of Directors consisting of six Verizon Directors (three of whom are Independent Directors) and three NorthPoint Directors. Any Verizon Nominees, including Independent Directors, that are included in a slate of directors shall be designated by the Verizon Nominating Committee, and any NorthPoint Nominees that are included in a slate of directors shall be designated by the NorthPoint Nominating Committee. The Corporation's nominating committee shall nominate each person so designated.

           Section 6. Vacancies. (a) In the event that during the 18-month period immediately following the Merger Closing Date, any Verizon Director or NorthPoint Director shall for any reason cease to serve as a member of the Board of Directors during his or her term of office, the Board of Directors shall appoint to fill the vacancy created thereby such person as may be designated by the Verizon Nominating Committee or the
 NorthPoint Nominating Committee, as the case may be.   Notwithstanding the
 foregoing, if during the 18-month period immediately following the Merger Closing Date, any Verizon Director who is an Independent Director shall for any reason cease to serve as a member of the Board during his or her term of office, the person designated to fill the vacancy shall be an
 Independent Director.   After the expiration of the 18-month period
 immediately following the Merger Closing Date, any vacancy on the Board of Directors shall be filled by a majority of the Board of Directors.

                (b) The filling of any vacancy on the Board of Directors that results from an increase in the number of directors shall be governed by the Certificate of Incorporation. Whenever the holders of any one or more class or classes or series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall also be governed by the Certificate of Incorporation.

           Section 7. Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary of the Corporation shall act as Secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of Secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

           Section 8. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving written notice to the Chairman of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Notwithstanding the foregoing, any director elected within 18 months of the Merger Closing Date shall not be removed during his or her term except upon the recommendation of a majority of the Verizon Directors in the case of a Verizon Director, or upon the recommendation of a majority of the NorthPoint Directors in the case of a NorthPoint Director.

           Section 9. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors and, unless required by resolution of the Board of Directors, without notice. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman, if there be one, or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director at least 24 hours prior to such meeting by telephone, facsimile or electronic transmission.

           Section 10. Quorum. Except as may be otherwise required by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

           Section 11. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

           Section 12.  Approvals.    (a)  For a period of eighteen months
 immediately following the Merger Closing Date, the authorization, approval or ratification of the following actions will require the approval of seven members of the Board of Directors:

                     (i) any amendment to the Certificate of Incorporation of the Corporation or to any of the provisions contained in Sections 3, 4, 5(b) and 6 of Article III and this Section 12 of these By-laws;

                     (ii)  any change in the Corporation's legal form;

                     (iii) the adoption of any plan of liquidation or dissolution, or commencement of a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due; and

                     (iv) the sale, conveyance, exchange, transfer or purchase of any of the Corporation's tangible or intangible assets, the sales price of which represents, in one or a series of related transactions, in excess of 20% of the fair value of the Corporation's total consolidated assets.

                (b) In addition, for a period of 18 months following the Merger Closing Date, the approval of a majority of the Board of Directors which includes at least three NorthPoint Directors and two Verizon Directors (one of whom is an Independent Director and one of whom is a Verizon Director who is not an Independent Director) shall be required in order for the Corporation to enter into any line or lines of business other than NorthPoint's Line of Business (as defined in the Merger Agreement).

           Section 13. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

           Section 14. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Without limiting the generality of the foregoing, the Board of Directors shall designate, a Human Resources and Compensation Committee (which shall be chaired by an Verizon Director so long as there are Verizon Directors serving on the Board of Directors) and an Audit Committee (which shall be chaired by an Independent Director who is an Verizon Director so long as there are Verizon Directors serving on the Board of Directors) and, for the 18 month period immediately following the Merger Closing Date, a NorthPoint Nominating Committee and an Verizon Nominating Committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

           Section 15. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary, or such other emoluments as the Board of Directors shall from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

           Section 16. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person's or their votes are counted for such purpose if (i) the material facts as to such person's or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to such person's or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.


                                 ARTICLE IV

                                  OFFICERS

           Section 1. Titles and Relation to Board of Directors. The officers of the Corporation shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board, one or more Vice Chairmen of the Board, a Chief Operating Officer, a Chief Financial Officer, a General Counsel, and one or more Vice Presidents (who may be designated Executive or Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers or other officers. All officers shall perform their duties and exercise their powers subject to the direction of the Chief Executive Officer and the overriding direction of the Board of Directors. If there shall occur a vacancy in any office, in the absence of the appointment of a replacement by the Board of Directors, the Chief Executive Officer shall have the right and power to appoint a Secretary, a Treasurer, a Chief Operating Officer, a Chief Financial Officer, a General Counsel, one or more additional Vice Presidents (who may be designated Executive or Senior Vice Presidents), one or more Assistant Secretaries and one or more Assistant Treasurers, all of whom shall serve at the pleasure of the Board of Directors, and shall perform their duties and exercise their powers subject to the direction of the Chief Executive Officer and the overriding direction of the Board of Directors. Any number of offices may be held simultaneously by the same person.

           Section 2. Election, Term of Office and Vacancies. At its regular annual meeting, the Board of Directors shall choose the officers of the Corporation. No officer need be a member of the Board of Directors except the Chairman of the Board, the Chief Executive Officer and the President. The officers shall hold office until their successors are chosen, except that the Board of Directors may remove any officer at any time. Subject to Section 34 of these Bylaws, if an office becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

           Section 3. Resignation. Any officer may resign at any time upon written notice to the Corporation without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
 Such resignation shall be effective when given unless the notice specifies a later time. The resignation shall be effective regardless of whether it is accepted by the Corporation.

           Section 4. Compensation. The Board of Directors shall fix the compensation of the Chairman of the Board, any Vice Chairman, the Chief Executive Officer and the President and may fix the salaries of other employees of the Corporation including the other officers. If the Board of Directors does not fix the salaries of the other officers, the Chief Executive Officer shall fix such salaries.

           Section 5. Chairman of the Board. The Chairman of the Board shall be selected by the Verizon Directors so long as there are Verizon Directors serving on the Board of Directors or by a majority of the entire Board of Directors if there are no Verizon Directors serving on the Board of Directors. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws.

           Section 6. Chief Executive Officer. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall be deemed general manager of the Corporation. The Chief Executive Officer shall be entitled to attend all meetings of the Board of Directors and any committees thereof and shall effectuate orders and resolutions of the Board of Directors and exercise such other powers and perform such other duties as the Board of Directors shall from time to time prescribe.

           Section 7. President and Vice Presidents. In the absence or disability of the Chief Executive Officer, the President, and in the absence or disability of the President, the Vice President, if any, or if more than one, the Vice Presidents in order of their rank as fixed by the Board of Directors or, if not so ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The President and Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them by the Board of Directors or these Bylaws.

           Section 8. Secretary. The Secretary (or in his absence an Assistant Secretary or, if there be no Assistant Secretaries, another person designated by the Board of Directors) shall have the following powers and duties:

                (a) The Secretary shall attend all meetings of the Board of Directors and its committees and shall record all votes and the minutes of such meetings in a book to be kept for that purpose at the principal executive office of the Corporation or at such other place as the Board of Directors may determine. The Secretary shall keep at the Corporation's principal executive office the original or a copy of these Bylaws, as amended from time to time.

                (b) Unless a transfer agent is appointed by the Board of Directors to keep a share register, the Secretary shall keep at the principal executive office of the Corporation a share register showing the names of the stockholders and their addresses, the number and class of shares held by each, the number and date of certificates issued, and the number and date of cancellation of each certificate surrendered for cancellation.

                (c) The Secretary shall give such notices as may be required by law or these Bylaws.

                (d) The Secretary shall exercise such other powers and perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.

           Section 9. Treasurer. Unless otherwise determined by the Board of Directors, the Treasurer of the Corporation shall be its chief financial officer, and shall have custody of the corporate funds and securities and shall keep adequate and correct accounts of the Corporation's properties and business transactions. The Treasurer shall disburse such funds of the Corporation as may be ordered by the Board of Directors or by one or more persons authorized by the Board of Directors, taking proper vouchers for such disbursements, and when requested shall render to the Chief Executive Officer, the Board of Directors and, if applicable, the Chief Financial Officer, an account of all transactions and the financial condition of the Corporation and shall exercise such other powers and perform such other duties as the Board of Directors, the Chief Executive Officer or, if applicable, the Chief Financial Officer shall prescribe.

           Section 10. Other Officers and Agents. Such other officers and agents as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.


                                 ARTICLE V

                                   STOCK

           Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation, (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder of stock in the Corporation.

           Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

           Section 3. Lost, Destroyed, Stolen or Mutilated Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

           Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked "Cancelled," with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

           Section 5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

           Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.


                                 ARTICLE VI

                                  NOTICES

           Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time five business days after the same shall be deposited in the United States mail. Written notice may also be given personally or by facsimile and such notice shall be deemed to be given at the time of delivery, if given personally, or when confirmation of receipt is received, if given by facsimile.

           Section 2. Waivers of Notice. (a) Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present by person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

           (b) Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.


                                ARTICLE VII

                             GENERAL PROVISIONS

           Section 1. Dividends. Subject to the requirements of the GCL and the provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors, and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.

           Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

           Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

           Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word "Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                ARTICLE VIII

                              INDEMNIFICATION

           Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

           Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this
 Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

           Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this
 Article VIII, as the case may be.

           Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

           Section 6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

           Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

           Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

           Section 9. Certain Definitions. For purposes of this Article VIII, references to the "Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this
 Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this
 Article VIII.

           Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

           Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

           Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.


                                 ARTICLE IX

                                 AMENDMENTS

           Section 1.  Amendments.  Subject to the provisions set forth in
 Section 12 of Article III, these By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.